Exhibit 2.1

SEPARATION AGREEMENT
by and between
BLUEBIRD BIO, INC.
and
2SEVENTY BIO, INC.
Dated as of November 3, 2021

SEPARATION AGREEMENT
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List of Schedules

Schedule 1.1(2)(ii)	2seventy Assets — Intellectual Property
Schedule 1.1(2)(iii)	2seventy Assets — Trademarks
Schedule 1.1(2)(x)	2seventy Assets — Contracts
Schedule 1.1(2)(xiv)	2seventy Assets — Records
Schedule 1.1(2)(xvi)	2seventy Assets — Leased Real Property
Schedule 1.1(2)(xvii)	bluebird Tangible Assets
Schedule 1.1(10)(vii)	2seventy Liabilities — Other Liabilities
Schedule 1.1(11)	2seventy Product Candidates
Schedule 1.1(55)	Excluded Assets
Schedule 1.1(56)(i)	Excluded Liabilities — General
Schedule 1.1(56)(ii)	Excluded Liabilities — Distribution Disclosure Documents
Schedule 1.1(76)(ii)(A)	Oncology Business — 2seventy Discovery Programs
Schedule 1.1(76)(ii)(B)	Oncology Business — Oncology Platform Programs
Schedule 1.1(91)	Shared Contracts
Schedule 2.4	Intercompany Accounts
Schedule 2.5	Limitation of Liability — Contracts
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SEPARATION AGREEMENT
This SEPARATION AGREEMENT (this “Agreement”), dated as of November 3, 2021, is entered into by and between bluebird bio, Inc. (“bluebird”), a Delaware corporation, and 2seventy bio, Inc. (“2seventy”), a Delaware corporation and a wholly owned Subsidiary of bluebird. “Party” or “Parties” means bluebird or 2seventy, individually or collectively, as the case may be. Each capitalized term used and not elsewhere defined herein has the meaning set forth in Section 1.1.
W I T N E S S E T H:
WHEREAS, bluebird, acting together with its Subsidiaries, currently conducts the Severe Genetic Disease Business and the Oncology Business;
WHEREAS, the Board of Directors of bluebird (the “Board”) has determined that it is appropriate, desirable and in the best interests of bluebird and its stockholders to separate bluebird into two separate, publicly-traded companies, one for each of (i) the Severe Genetic Disease Business, which shall be owned and conducted, directly or indirectly, by bluebird and its Subsidiaries and (ii) the Oncology Business, which shall be owned and conducted, directly or indirectly, by 2seventy and its Subsidiaries, if any (the “Separation”);
WHEREAS, as part of and to implement the Separation, (i) bluebird shall, and shall cause its Subsidiaries to, contribute, assign, transfer, convey and deliver to 2seventy or its designees, the 2seventy Assets in exchange for (x) the assumption by 2seventy and its Subsidiaries of the 2seventy Liabilities and (y) the issuance by 2seventy to bluebird of shares of 2seventy Common Stock, and (ii) bluebird shall cause the Distribution Agent to issue pro rata to the Record Holders pursuant to the Distribution Ratio, all of the issued and outstanding shares of 2seventy Common Stock (such issuance, the “Distribution”) on the terms and conditions set forth in this Agreement;
WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and certain other agreements relating to the relationship of bluebird and 2seventy and their respective Subsidiaries following the Distribution;
WHEREAS, (i) the Board has (x) determined that the Separation and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below) have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of bluebird and its stockholders and (y) approved this Agreement and each of the Ancillary Agreements and (ii) the board of directors of 2seventy has approved this Agreement and each of the Ancillary Agreements to which 2seventy is a party;

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of bluebird and 2seventy relating to the Separation and the Distribution, are being entered into together and would not have been entered into independently; and
WHEREAS, for U.S. federal income tax purposes, it is the intention of the Parties that the Separation and the Distribution, taken together, will qualify as a reorganization within the meaning of Section 368(a)(1)(D) by reason of the Distribution qualifying under Section 355 of the Code; and
WHEREAS, this Agreement is intended and updated as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1    General. As used in this Agreement, the following terms shall have the following meanings:
(1)    “2seventy” shall have the meaning set forth in the Recitals.
(2)    “2seventy Assets” means the following, but in each case excluding the Excluded Assets:
(i)    all interests in the capital stock of, or any other equity interests in, the members of the 2seventy Group held, directly or indirectly, by bluebird immediately prior to the Distribution Effective Time (other than the capital stock of 2seventy);
(ii)    all Intellectual Property that is exclusively related to the Oncology Business, including the Intellectual Property identified on Schedule 1.1(2)(ii);
(iii)    all Trademarks that are exclusively related to the Oncology Business (hereafter, “2seventy Trademarks”), including the Trademarks identified on Schedule 1.1(2)(iii);
(iv)    all inventory of 2seventy Product Candidates, including the materials, components, and packaging materials required to manufacture and/or package the corresponding 2seventy Product Candidates;
(v)    any and all Assets that are expressly assigned by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets which have been or are to be retained by, or Transferred to, any member of the 2seventy Group, including any and all cash and cash equivalents expressly assigned to 2seventy pursuant to Section 2.11;
(vi)    any and all Assets reflected on either (a) the 2seventy Balance Sheet (including accounts receivable outstanding as of the Distribution Date but excluding cash and cash equivalents, the allocation of which shall be governed by Section 2.11) or (b) the accounting records supporting such balance sheet, subject to any dispositions of any of such Assets subsequent to the date of the 2seventy Balance Sheet; provided that the amounts set forth on the 2seventy Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of 2seventy Assets pursuant to this clause (vi);
(vii)    any and all Assets acquired by or for any member of the 2seventy Group subsequent to the date of the 2seventy Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the 2seventy Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the 2seventy Balance Sheet, it being understood that the 2seventy Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of 2seventy Assets pursuant to this clause (vii);
(viii)    all rights, interests and claims of either Party or any of its Subsidiaries as of the Distribution Effective Time to the 2seventy Product Candidates, including all rights and claims of either Party or any of its Subsidiaries as of the Distribution Effective Time to all compound, discovery, development, in vitro and preclinical data; clinical study data; reports and analyses; product registrations and applications; and marketing registrations and applications (which shall include all United States Food and Drug Administration and other similar regulatory approvals and licenses related to, and all related applications and other information submitted for the purposes of or prepared in connection with obtaining the approval for, a 2seventy Product Candidate), to the extent related to the 2seventy Product Candidates;
(ix)    all rights, interests and claims of either Party or any of its Subsidiaries as of the Distribution Effective Time to the 2seventy Discovery Programs, including all rights and claims of either Party or any of its Subsidiaries as of the Distribution Effective Time to all compound, discovery, development, in vitro and preclinical data, and reports and analyses, to the extent related to the 2seventy Discovery Programs;
(x)    all Contracts to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, in each case, as of immediately prior to the Distribution Effective Time exclusively related to the Oncology Business and any rights or claims arising thereunder, including the Contracts listed on Schedule 1.1(2)(x);

(xi)    the portion of any Shared Contract that relates to the Oncology Business;
(xii)    all transferable licenses, permits, registrations, approvals, designations (including orphan drug designations) and authorizations of either Party or any of the members of its Group as of immediately prior to the Distribution Effective Time which have been issued by any Governmental Entity and which relate exclusively to, or are used exclusively in, the Oncology Business or the 2seventy Assets, and any rights or claims arising thereunder;
(xiii)    all rights, claims, credits, causes of action or rights of set-off against Persons other than members of the bluebird Group relating exclusively to the Oncology Business or the 2seventy Assets, including the right to sue for past infringement arising before, on or after the Distribution Effective Time;
(xiv)    to the extent in the possession of any member of the bluebird Group or the 2seventy Group immediately prior to the Distribution Effective Time (and other than Intellectual Property), whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, digitally or any other form, or stored on remote servers accessed from the internet, (A) all business records to the extent exclusively related to the 2seventy Assets or 2seventy Liabilities; (B) all of the separate financial and property Tax records of the members of the 2seventy Group that do not form part of the general ledger of any member of the bluebird Group; (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, and photographs, including product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, regulatory filings, submissions and correspondence and other regulatory and compliance files, records and documents, and accounting and business books (including the accounting records prepared in connection with the preparation of 2seventy’s financial information included in the Information Statement or any subsequent filings or financial periods through the Distribution Date), records, files, documentation and materials, in all cases to the extent exclusively related to the Oncology Business; (D) copies of any bluebird templates and form documents used in the operation of the Oncology Business; and (E) the information listed on Schedule 1.1(2)(xiv) (collectively, the “2seventy Records”); provided, however, that: (x) bluebird shall be entitled to retain a copy of any and all 2seventy Records; (y) bluebird shall be entitled to retain any materials in clauses (A) and (C) that are not reasonably practicable to identify and extract subject to the right of access pursuant to Section 7.3, as determined in bluebird’s commercially reasonable discretion; and (z) bluebird shall be entitled to redact any portion of the 2seventy Records to the extent related to any matter other than the Oncology Business; provided, however, that such retained materials shall be deemed Confidential Information of 2seventy and subject to the provisions of Section 7.6;

(xv)    all rights, interests and claims of either Party or any of its Subsidiaries as of the Distribution Effective Time to the Gene Editing Platform, including all rights and claims of either Party or any of its Subsidiaries as of the Distribution Effective Time to all on-target editing assays, functional bioassays, and off-target discovery and verification analytics, and reports and analyses, to the extent related to the Gene Editing Platform;
(xvi)    the facilities and other real property listed or described on Schedule 1.1(2)(xvi) (the “Leased Real Property”);
(xvii)    all tangible equipment (including information technology, equipment and machinery), infrastructure, wires, supplies and other tangible property that is owned by, leased to or licensed to bluebird or any of its Subsidiaries immediately prior to the Distribution Effective Time and is either (x) located at the Leased Real Property (except for such property set forth on Schedule 1.1(2)(xvii) which shall be retained by the bluebird Group) or (y) exclusively related to the Oncology Business;
(xviii)    any and all other Assets that relate exclusively to or are used exclusively in the Oncology Business or exclusively related to a 2seventy Asset that are held by the 2seventy Group or the bluebird Group immediately prior to the Distribution Effective Time; and
(xix)    any and all other Assets that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Assets as of the date of this Agreement, would have otherwise been classified as 2seventy Assets based on the principles set forth in this Section 1.1(2); provided that no Asset shall be a 2seventy Asset solely as a result of this clause (xix) unless a claim with respect thereto is made by 2seventy on or prior to the date that is the second anniversary of the Distribution Date. Notwithstanding the foregoing or anything to the contrary herein, “2seventy Asset” shall not include any rights or interests in or to any Intellectual Property except to the extent set forth in the foregoing clauses of this Section 1.1(2).
(3)    “2seventy Balance Sheet” means the pro forma balance sheet of the 2seventy Group, including the notes thereto, as of June 30, 2021, as prepared in accordance with generally accepted accounting principles in the United States and Rule 11-02 of Regulation S-X, and included in the Information Statement.
(4)    “2seventy Claim” shall have the meaning set forth in Section 6.2.
(5)    “2seventy Common Stock” means the common stock, par value $0.0001 per share, of 2seventy.

(6)    “2seventy Designees” means any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by 2seventy and that will be members of the 2seventy Group as of immediately prior to the Distribution Effective Time.
(7)    “2seventy Discovery Programs” shall have the meaning set forth in Section 1.1(76).
(8)    “2seventy Group” means (a) 2seventy and any entity that is a Subsidiary of 2seventy or will be a Subsidiary of 2seventy immediately following the Distribution Effective Time and (b) on and after the Distribution Effective Time, 2seventy and any entity that is a Subsidiary of 2seventy. For clarity, members of the 2seventy Group party to any Conveyancing and Assumption Instrument shall be a 2seventy Designee for purposes of this Agreement.
(9)    “2seventy Indemnitees” means the members of the 2seventy Group and their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, each of the heirs, executors, administrators, successors and assigns of any of the foregoing.
(10)    “2seventy Liabilities” means, without duplication, but in each case excluding the Excluded Liabilities:
(i)    any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of the Oncology Business, as conducted at any time, including prior to, at or after the Distribution Effective Time (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the 2seventy Group or the bluebird Group);
(ii)    any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of any business by any member of the 2seventy Group at any time after the Distribution Effective Time (including any such Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the 2seventy Group);
(iii)    any and all Liabilities to the extent relating to, arising out of or resulting from any 2seventy Asset, whether arising before, on or after the Distribution Effective Time;

(iv)    any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed or retired or satisfied by any member of the 2seventy Group;
(v)    any and all Liabilities reflected on the 2seventy Balance Sheet or the accounting records supporting such balance sheet and any and all Liabilities incurred by or for 2seventy or any member of the 2seventy Group or bluebird Group subsequent to the date of the 2seventy Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the 2seventy Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the 2seventy Balance Sheet; it being understood that (A) the 2seventy Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of 2seventy Liabilities pursuant to this clause (v); and (B) the amounts set forth on the 2seventy Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of 2seventy Liabilities pursuant to this clause (v);
(vi)    any and all Liabilities to the extent relating to, arising out of or resulting from the development of 2seventy Product Candidates prior to the Distribution Effective Time by any member of the 2seventy Group or the bluebird Group;
(vii)    the Liabilities listed or described on Schedule 1.1(10)(vii);
(viii)    any and all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, with respect to all information contained in the Distribution Disclosure Documents, except to the extent specifically enumerated in clause (ii) of the definition of “Excluded Liabilities”;
(ix)    any and all Liabilities arising directly or indirectly from Actions to the extent relating to the 2seventy Assets, the Oncology Business or any 2seventy Liability, including in respect of any alleged tort, breach of Contract, violation or noncompliance with Law or any licenses, permits, registrations, approvals and authorizations, whether arising prior to, on or after the Distribution Date; and
(x)    any and all other Liabilities that are held by the 2seventy Group or the bluebird Group immediately prior to the Distribution Effective Time that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Liabilities as of the date of this Agreement, would have otherwise been classified as a 2seventy Liability based on the principles set forth in this Section 1.1(10); provided that no Liability shall be a 2seventy

Liability solely as a result of this clause (x) unless a claim with respect thereto is made by bluebird or 2seventy on or prior to the date that is the second anniversary of the Distribution Date.
(11)    “2seventy Product Candidates” means the products and product candidates described on Schedule 1.1(11).
(12)    “2seventy Records” shall have the meaning set forth in Section 1.1(2)(xiv).
(13)    “2seventy Released Liabilities” shall have the meaning set forth in Section 6.1(a)(ii).
(14)    “2seventy Trademarks” shall have the meaning set forth in Section 1.1(2)(iii).
(15)    “2seventy Transition Services Agreement” means the Transition Services Agreement to be entered into by and between bluebird and 2seventy under which 2seventy will provide certain services to bluebird.
(16)    “Action” means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.
(17)    “Administrator” shall have the meaning set forth in Section 8.2(a).
(18)    “Affiliate” means, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of its Group shall be deemed to be an Affiliate of the other Party or a member of such other Party’s Group solely by reason of having common stockholders or one or more directors in common or by reason of having been under common control of bluebird prior to the Distribution Effective Time.
(19)    “Agreement” shall have the meaning set forth in the Recitals.
(20)    “Ancillary Agreements” means the Transaction Agreements other than this Agreement, all Conveyancing and Assumption Instruments and any and all other agreements entered into by the Parties or members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation or the other transactions contemplated by the Transaction Agreements.
(21)    “Arbitrators” shall have the meaning set forth in Section 8.2(a).
(22)    “Assets” means all rights, title and ownership interests in and to all rights, properties, claims, Contracts, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes (including any Tax items, attributes or rights to receive any Tax Refunds (as defined in the Tax Matters Agreement)) shall not be treated as Assets governed by this Agreement.
(23)    “Assume” and “Assumption” shall have the respective meanings set forth in Section 2.2(a)(iii).
(24)    “bluebird” shall have the meaning set forth in the Recitals.
(25)    “bluebird Claim” shall have the meaning set forth in Section 6.3.
(26)    “bluebird Common Stock” means the common stock, par value $0.01 per share, of bluebird.
(27)    “bluebird Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability companies or other entities) designated by bluebird and that will be members of the bluebird Group as of immediately prior to the Distribution Effective Time. For clarity, members of the bluebird Group party to any Conveyancing and Assumption Instrument shall be a bluebird Designee for purposes of this Agreement.
(28)    “bluebird Group” means (a) prior to the Distribution Effective Time, bluebird and each entity that will be a Subsidiary of bluebird immediately following the Distribution Effective Time and (b) from and after the Distribution Effective Time, bluebird and each entity that is a Subsidiary of bluebird.
(29)    “bluebird Indemnitees” means the members of the bluebird Group and their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

(30)    “bluebird Released Liabilities” shall have the meaning set forth in Section 6.1(a)(i).
(31)    “bluebird Retained Assets” means (i) any and all Assets of bluebird or any of its Subsidiaries that are not 2seventy Assets and, after the Distribution Effective Time, any and all Assets that are acquired or otherwise become Assets of any member of the bluebird Group and (ii) any Assets that are held by the 2seventy Group or the bluebird Group immediately prior to the Distribution Effective Time not exclusively related to the Oncology Business that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Assets as of the date of this Agreement, would have otherwise been classified as a bluebird Retained Asset based on the principles set forth in this Section 1.1(31); provided that no Asset shall be a bluebird Retained Asset solely as a result of this clause (ii) unless a claim with respect thereto is made by bluebird on or prior to the date that is the second anniversary of the Distribution Date. For clarity, bluebird Retained Assets shall include all Excluded Assets.
(32)    “bluebird Retained Liabilities” means (i) all Liabilities of bluebird or any of its Subsidiaries that are not 2seventy Liabilities, and, after the Distribution Effective Time, all Liabilities of each member of the bluebird Group and (ii) any and all other Liabilities of bluebird or any of its Subsidiaries immediately prior to the Distribution Effective Time that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Liabilities as of the date of this Agreement, would have otherwise been classified as a bluebird Retained Liability based on the principles set forth in this Section 1.1(32); provided that no Liability shall be a bluebird Retained Liability solely as a result of this clause (ii) unless a claim with respect thereto is made by bluebird or 2seventy on or prior to the date that is the second anniversary of the Distribution Date. For clarity, bluebird Retained Liabilities shall include all Excluded Liabilities.
(33)    “bluebird Transition Services Agreement” means the Transition Services Agreement to be entered into by and between bluebird and 2seventy under which bluebird will provide certain services to 2seventy.
(34)    “Board” shall have the meaning set forth in the Recitals.
(35)    “Business Day” means any day other than Saturday or Sunday and any other day on which commercial banking institutions located in Boston, Massachusetts or New York, New York are required, or authorized by Law, to remain closed.
(36)    “Claiming Party” shall have the meaning set forth in Section 6.4(b).
(37)    “Code” shall have the meaning set forth in the Tax Matters Agreement.
(38)    “Commission” means the U.S. Securities and Exchange Commission.

(39)    “Confidential Information” means, with respect to a Party, all confidential or proprietary information to the extent concerning: (i) such Party or any of its Subsidiaries, (ii) the Oncology Business, any 2seventy Assets or any 2seventy Liabilities and (iii) the Severe Genetic Disease Business, any bluebird Retained Assets or any bluebird Retained Liabilities, in each case of clauses (i), (ii) and (iii) including any such information furnished pursuant to Article VII or otherwise pursuant to this Agreement or any Ancillary Agreement; provided, however, that “Confidential Information” shall not include any information that is (i) in the public domain or known to the public through no fault of the receiving Party or any of its Subsidiaries, (ii) lawfully acquired after the Distribution Effective Time by the receiving Party or any of its Subsidiaries from Third Parties not known to be subject to confidentiality obligations with respect to such information or (iii) independently developed by the receiving Party or any of its Subsidiaries after the Distribution Effective Time without reference to any Confidential Information of the disclosing Party or any of its Subsidiaries. For the avoidance of doubt, subject to the foregoing proviso, (x) any information that 2seventy receives from any Third Party to a Third Party Agreement retained by any member of the bluebird Group (or that is a Shared Contract) regarding bluebird’s technology, products, business or objectives shall be deemed to be Confidential Information of bluebird, and (y) any information that bluebird receives from any Third Party to a Third Party Agreement assigned to any member of the 2seventy Group (or that is a Shared Contract) regarding 2seventy’s technology, products, business or objectives shall be deemed to be Confidential Information of 2seventy. All confidential or proprietary information to the extent concerning the Oncology Business, any 2seventy Assets or any 2seventy Liabilities is hereby deemed to be part of 2seventy’s, but not bluebird’s, Confidential Information. All confidential or proprietary information to the extent concerning the Severe Genetic Disease Business, any bluebird Retained Assets or any bluebird Retained Liabilities is hereby deemed to be part of bluebird’s, but not 2seventy’s, Confidential Information.
(40)    “Consents” means any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any Third Parties, including any Governmental Entity.
(41)    “Contract” means any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).
(42)    “Conveyancing and Assumption Instruments” means, collectively, the various Contracts (other than any Transaction Agreement) by and between or among any member(s) of the bluebird Group, on the one hand, and any member(s) of the 2seventy Group, on the other hand, including related local asset transfer agreements or intellectual property assignment agreements and other documents entered into prior to the Distribution Effective Time and to be entered into, in each case to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by the Transaction Agreements, in such form or forms as the applicable parties thereto agree.
(43)    “Copyrights” shall have the meaning set forth in Section 1.1(67)(iii).
(44)    “Direct Claim” shall have the meaning set forth in Section 6.4(a)(ii).
(45)    “Dispute Notice” shall have the meaning set forth in Section 8.1.
(46)    “Disputes” shall have the meaning set forth in Section 8.1.
(47)    “Distribution” shall have the meaning set forth in the Recitals.
(48)    “Distribution Agent” means American Stock Transfer & Trust Company.
(49)    “Distribution Date” means the date, as shall be determined by the Board, on which the Distribution occurs.
(50)    “Distribution Disclosure Documents” means the Form 10 and all exhibits thereto (including the Information Statement), any current reports on Form 8-K and the registration statement on Form S-8 related to securities to be offered under 2seventy’s employee benefit plans, in each case as filed or furnished by 2seventy with or to the Commission in connection with the Distribution and including any amendments or supplements thereto.
(51)    “Distribution Effective Time” means 12:01 a.m., Eastern time, on the Distribution Date.
(52)    “Distribution Ratio” means one (1) share of 2seventy Common Stock for every three (3) shares of bluebird Common Stock.
(53)    “Employee Matters Agreement” means the Employee Matters Agreement to be entered into by and between bluebird and 2seventy.
(54)    “Exchange Act” means the Securities Exchange Act of 1934.
(55)    “Excluded Assets” means: (i) the Assets listed or described on Schedule 1.1(55); (ii) all cash and cash equivalents, except to the extent expressly assigned to the 2seventy Group pursuant to Section 2.11; (iii) subject to the rights of the 2seventy Group pursuant to Article IX, all Policies binders and claims and rights thereunder and all prepaid insurance premiums (other than any insurance policies acquired prior to the Distribution Effective Time directly by and in the name of 2seventy or a member of the 2seventy Group); (iv) any and all work papers of bluebird’s auditors, excluding the accounting records prepared in connection with the preparation of 2seventy’s financial information included in the Information Statement or any subsequent filings or financial periods through the Distribution Date, and any other Tax records (including accounting records, other than the accounting records prepared in connection with the preparation of the financial information included in the Information Statement or any subsequent filings or financial periods through the Distribution Date) of any bluebird Group member (which will be addressed in the Tax Matters Agreement), excluding all bluebird templates and form documents used in the operation of the Oncology Business; and (v) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets which have been or are to be retained by, or Transferred to, any member of the bluebird Group.
(56)    “Excluded Liabilities” means (i) the Liabilities listed or described on Schedule 1.1(56)(i); (ii) with respect to all information contained in the Distribution Disclosure Documents, any and all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading described in the sections of the Distribution Disclosure Documents referenced on Schedule 1.1(56)(ii); and (iii) any and all Liabilities to the extent expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed or discharged by any member of the bluebird Group.
(57)    “Form 10” means the registration statement on Form 10 (File Number: 001-40791) filed by 2seventy with the Commission under the Exchange Act in connection with the Distribution, including any amendment or supplement thereto.
(58)    “Gene Editing Platform” shall have the meaning set forth in Section 1.1(76)(iii).
(59)    “Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including NASDAQ and any similar self-regulatory body under applicable securities Laws.
(60)    “Group” means (a) with respect to bluebird, the bluebird Group and (b) with respect to 2seventy, the 2seventy Group, as the context requires.
(61)    “Indemnifiable Losses” means any and all Liabilities, including damages, losses, obligations, penalties, judgments, settlements, claims, payments, fines and other costs and expenses (but excluding consequential, indirect, punitive, exemplary, remote, speculative or similar damages, except (i) to the extent paid to a Third Party or (ii) consequential or similar damages resulting from a breach of Article VII) of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable fees and expenses of attorneys, accountants, consultants and other professionals incurred in the investigation or defense thereof or the enforcement of rights hereunder.
(62)    “Indemnifying Party” means, with respect to any Direct Claim or Third Party Claim, the Party which is or may be required pursuant to Article VI to provide indemnification pursuant to such claim.
(63)    “Indemnitee” means, with respect to any Direct Claim or Third Party Claim, the bluebird Indemnitee or 2seventy Indemnitee, as the case may be, that may be entitled to indemnification hereunder with respect to such claim.
(64)    “Indemnity Payment” shall have the meaning set forth in Section 6.5(a).
(65)    “Information Statement” means the Information Statement attached as Exhibit 99.1 to the Form 10, to be distributed or made available to the holders of shares of bluebird Common Stock in connection with the Distribution, including any amendment or supplement thereto.
(66)    “Insurance Proceeds” means those monies (a) received by an insured from a Third Party insurance carrier or (b) paid by a Third Party insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.
(67)    “Intellectual Property” means all intellectual property, whether registered or unregistered and whether granted, pending or expired, of every kind and description throughout the world, including all U.S. and non-U.S.:
(i)    trademarks, trade dress, service marks, certification marks, common law trademarks and service marks, logos, slogans, designs, names, corporate names, and trade names, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”);
(ii)    patents and patent applications, and any and all related national or international counterparts thereto and utility models, including any provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (including supplementary protection certificates) (collectively, “Patents”);
(iii)    copyrights and copyrightable subject matter, excluding Know-How (collectively, “Copyrights”);
(iv)    internet domain names, social media accounts and addresses and other similar designations of source or origin;

(v)    rights in software and computer systems;
(vi)    all applications and registrations for the foregoing;
(vii)    trade secrets, and all other confidential or proprietary information, know-how, clinical data, non-clinical data, pre-clinical data, in vitro data, inventions, processes, formulae and methodologies, excluding Patents (collectively, “Know-How”); and
(viii)    all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.
(68)    “Intercompany Account” means any receivable, payable or loan between any member of the bluebird Group, on the one hand, and any member of the 2seventy Group, on the other hand, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.
(69)    “IP License Agreement” means the Intellectual Property License Agreement to be entered into by and between bluebird and 2seventy.
(70)    “Know-How” shall have the meaning set forth in Section 1.1(67)(vii).
(71)    “Known Counsel” shall have the meaning set forth in Section 7.8.
(72)    “Law” means any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.
(73)    “Leased Real Property” shall have the meaning set forth in Section 1.1(2)(xvi).
(74)    “Liabilities” means any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, or in connection with any dispute, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement.
(75)    “NASDAQ” means the Nasdaq Stock Market LLC.

(76)    “Oncology Business” means: (i) the business, operations and activities conducted at any time prior to the Distribution Effective Time by or on behalf of either Party or any of its Subsidiaries to the extent relating to, arising out of or resulting from the 2seventy Product Candidates (including the discovery, research, development, commercialization, marketing and/or sale of such 2seventy Product Candidates worldwide); (ii) the business, operations and activities conducted at any time prior to the Distribution Effective Time by or on behalf of either Party or any of its Subsidiaries to the extent related to (A) the discovery, research and development projects listed and described on Schedule 1.1(76)(ii)(A) or (B) any platform programs of the Parties or any of their respective Subsidiaries exclusively related to, or useful in, oncology indications, including the programs listed and described on Schedule 1.1(76)(ii)(B), including the operations and activities of any member of the 2seventy Group conducted prior to the Distribution Effective Time relating to the foregoing (such business, operations and activities referred to in this clause (ii), “2seventy Discovery Programs”); and (iii) the business, operations and activities conducted at any time prior to the Distribution Effective Time by or on behalf of either Party or any of its Subsidiaries to the extent related to the megaTAL gene editing platform of the Parties and their respective Subsidiaries, including the operations and activities of any member of the 2seventy Group conducted prior to the Distribution Date relating to the foregoing (such business, operations and activities referred to in this clause (iii), the “Gene Editing Platform”).
(77)    “Patents” shall have the meaning set forth in Section 1.1(67)(ii).
(78)    “Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Entity.
(79)    “Policies” means insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors and officers liability, product liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.
(80)    “Prime Rate” means the “prime rate” as published in The Wall Street Journal, Eastern Edition.
(81)    “Privilege” means all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege and protection under the work-product doctrine.
(82)    “Privileged Information” means information subject to Privilege.

(83)    “Record Date” means October 19, 2021, as determined by the Board as the record date for determining the holders of record of bluebird Common Stock entitled to receive 2seventy Common Stock in the Distribution.
(84)    “Record Holders” means the holders of record of bluebird Common Stock as of the Record Date.
(85)    “Representatives” means with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.
(86)    “Retained Names and Marks” shall have the meaning set forth in Section 5.3.
(87)    “Securities Act” means the Securities Act of 1933.
(88)    “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.
(89)    “Separation” shall have the meaning set forth in the Recitals.
(90)    “Severe Genetic Disease Business” means those businesses, operations and activities of bluebird or any of its Subsidiaries (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) other than the Oncology Business and, after the Distribution Effective Time, those entities or businesses acquired or established by or for any member of the bluebird Group.
(91)    “Shared Contract” means the Contracts listed or described on Schedule 1.1(91).
(92)    “Shared Privileged Information” shall have the meaning set forth in Section 7.7(b).
(93)    “Subsidiary” means with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such Person.
(94)    “Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.
(95)    “Tax Contest” has the meaning as set forth in the Tax Matters Agreement.

(96)    “Tax Matters Agreement” means the Tax Matters Agreement to be entered into by and between bluebird and 2seventy.
(97)    “Tax Returns” has the meaning set forth in the Tax Matters Agreement.
(98)    “Third Party” means any Person other than the Parties or any of their respective Subsidiaries.
(99)    “Third Party Agreements” means any Contract between or among a Party (or any member of its Group) and any Third Party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute 2seventy Assets or 2seventy Liabilities, or bluebird Retained Assets or bluebird Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II).
(100)    “Third Party Claim” shall have the meaning set forth in Section 6.4(b).
(101)    “Third Party Proceeds” shall have the meaning set forth in Section 6.5(a).
(102)    “Trademarks” shall have the meaning set forth in Section 1.1(67)(i).
(103)    “Transaction Agreement” means any of this Agreement, the Employee Matters Agreement, the IP License Agreement, the Tax Matters Agreement and the Transition Services Agreements.
(104)    “Transfer” has the meaning set forth in Section 2.2(a)(i).
(105)    “Transition Services Agreements” means, collectively, the 2seventy Transition Services Agreement and the bluebird Transition Services Agreement, and each, individually, a “Transition Services Agreement.”
Section 1.2    References; Interpretation.
(1)    References in this Agreement to any gender include references to all genders, and terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.
(2)    Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.
(3)    Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, as the same may be amended as provided herein.

(4)    Unless the context otherwise requires, the words “hereof”, “hereby,” “herein” and “hereunder” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.
(5)    The term “extent” in the phrase “to the extent” when used in this Agreement refers to the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”
(6)    When a reference is made to an agreement, instrument or other document, such reference shall include any exhibit, schedule or annex to such agreement, instrument or other document.
(7)    References to a document being in “agreed form” shall mean that it is in a form agreed by the Parties and signed for purpose of identification by or on behalf of the Parties, with such alterations as may be agreed between the Parties from time to time.
(8)    Unless the context otherwise requires, where either Party’s approval or consent is required hereunder, such Party’s approval or consent shall be a prior consent, shall be in writing (including email) and shall not be unreasonably denied, delayed or conditioned.
(9)    The word “will” when used in this Agreement shall be construed to have the same meaning as the word “shall”.
(10)    The words “written request” when used in this Agreement shall include email.
(11)    Reference in this Agreement to any time shall be to Eastern time unless otherwise expressly provided herein.
(12)    Unless the context requires otherwise, references in this Agreement to “bluebird” shall also be deemed to refer to the applicable member of the bluebird Group, references to “2seventy” shall also be deemed to refer to the applicable member of the 2seventy Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by bluebird or 2seventy shall be deemed to require bluebird or 2seventy, as the case may be, to cause the applicable members of the bluebird Group or the 2seventy Group, respectively, to take, or refrain from taking, any such action.
(13)    The word “or” shall not be exclusive.
(14)    References to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any “section of any statute or regulation” include any successor to such section. References to any Governmental

Entity include any successor to such Governmental Entity, and references to any Affiliate include any successor to such Affiliate.
(15)    Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty.
(16)    Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.
ARTICLE II
THE SEPARATION
Section 2.1    General. Pursuant and subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Subsidiaries to use, commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which may have already been implemented prior to the date hereof.
Section 2.2    Transfer of Assets; Assumption of Liabilities.
(a)    Unless otherwise provided in this Agreement or in any Ancillary Agreement:
(i)    bluebird shall, and shall cause its Subsidiaries to, contribute, assign, transfer, convey and deliver (“Transfer”) to 2seventy or its designee, and 2seventy or its designee shall assume and accept from bluebird and its Subsidiaries, all of their direct or indirect right, title and interest in, to and under all 2seventy Assets; and
(ii)    2seventy shall Transfer to bluebird, and bluebird shall assume and accept from 2seventy, all of 2seventy’s direct or indirect right, title and interest in, to and under all bluebird Retained Assets held by 2seventy or a member of the 2seventy Group.
(iii)    Without limiting the obligations of either Party under Article VI, effective at and from and after the Distribution Effective Time, (i) bluebird hereby accepts, assumes (or, as applicable, retains) and shall perform, discharge and fulfill, in accordance with their respective terms (“Assume”; and “Assumption” shall have the correlative meaning), all of the bluebird Retained Liabilities and (ii) 2seventy hereby Assumes all of the 2seventy Liabilities, in each case regardless of (A) when or where such Liabilities arose or arise, (B) where or against whom such Liabilities are asserted or determined, (C) whether such Liabilities arise from or are alleged to arise from negligence, gross negligence, recklessness, violation of law, willful misconduct, bad faith, fraud or misrepresentation by any member of the bluebird Group or the 2seventy Group, as the case may be, or any of their past or present respective directors, officers, employees, or agents, (D) which entity is named in any action associated with any Liability and

(E) whether the facts on which such Liabilities are based occurred prior to, on or after the date hereof.
(b)    The Parties shall use their respective commercially reasonable efforts to obtain the Consents required to Transfer any Contracts, licenses, permits, authorizations and other Assets as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be Transferred if it would violate applicable Law or, in the case of a Contract, the rights of any Third Party to such Contract; provided that Section 2.6, to the extent provided therein, shall apply to such Asset or Contract.
(c)    It is understood and agreed by the Parties that certain of the Transfers or Assumptions referenced in Section 2.2(a) have heretofore occurred and, as a result, no additional Transfers or Assumptions by any member of the bluebird Group or 2seventy Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. Moreover, to the extent that any member of the bluebird Group or 2seventy Group, as applicable, is liable for any bluebird Retained Liability or 2seventy Liability, respectively, by operation of Law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the bluebird Group or 2seventy Group, as applicable, to Assume such Liability in connection with the operation of Section 2.2(a) and, accordingly, no other member of such Group shall Assume such Liability in connection with Section 2.2(a).
(d)    In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party or member of such Party’s Group of its respective Liabilities for Transfers and Assumptions to be effected pursuant to Delaware Law, Massachusetts Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree.
(e)    bluebird hereby waives compliance by itself and each and every member of the bluebird Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the bluebird Retained Assets to bluebird or any member of the bluebird Group.
(f)    2seventy hereby waives compliance by itself and each and every member of the 2seventy Group with the requirements and provisions of any “bulk-sale” or “bulk transfer”

Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the 2seventy Assets to 2seventy or any member of the 2seventy Group.
(g)    Notwithstanding anything in this Section 2.2 to the contrary, no bluebird Group member shall be required to undertake any action or arrangement contemplated by this Section 2.2 that would result in, or could reasonably be expected to result in, Tax treatment that is inconsistent with the conclusions set forth in the private letter ruling or opinion referenced in Section 4.5(d).
Section 2.3    Treatment of Shared Contracts.
(a)    Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.3 are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, in the case of a Shared Contract, the Parties shall use commercially reasonable efforts to cause such Shared Contract to be: (i) assigned in relevant part to a member of the 2seventy Group (or to a member of the bluebird Group if the contracting party is a member of the 2seventy Group) if so assignable; (ii) appropriately amended, prior to, on or after the Distribution Effective Time; or (iii) replaced or otherwise addressed with suitable arrangements, in each case so that each Party or its respective Subsidiaries shall be entitled to the rights and benefits and shall assume the related portion of any obligations and Liabilities inuring to their respective businesses; provided, however, that in no event shall either Party or its respective Subsidiaries be required to assign or amend any Shared Contract in its entirety or to assign a portion of any Shared Contract that is not assignable or cannot be amended by its terms (including any terms imposing Consents or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled). If any Shared Contract cannot be so partially assigned, or cannot be amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract and such Shared Contract is not replaced or otherwise addressed with suitable arrangements, bluebird and 2seventy shall, and shall cause each member of their respective Groups to, take such other reasonable and permissible actions to cause (with the costs and expenses of any such actions following the Separation to be shared equally between the Parties): (A) the Assets associated with that portion of each Shared Contract that relates to the Oncology Business to be enjoyed by a member of the 2seventy Group; (B) the Liabilities associated with that portion of each Shared Contract that relates to the Oncology Business to be borne by a member of the 2seventy Group; (C) the Assets associated with that portion of each Shared Contract that relates to the Severe Genetic Disease Business to be enjoyed by a member of the bluebird Group; and (D) the Liabilities associated with that portion of each Shared Contract that relates to the Severe Genetic Disease Business to be borne by a member of the bluebird Group.
(b)    Except for payments required in accordance with the performance of the applicable Shared Contract, nothing in this Section 2.3 shall obligate either Party or any member of its Group to make any payment, incur any Liability or offer or grant any accommodation for the benefit of the other Party or any member of the other Party’s Group, in each case, in order to effect any transaction (other than the pass-through of rewards and burdens of the applicable portions of the Shared Contracts in accordance with this Section 2.3) (except to the extent advanced, assumed or agreed in advance to be reimbursed by the other Party or any member of the other Party’s Group).
(c)    Each of bluebird and 2seventy shall, and shall cause the members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Distribution Effective Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest).
Section 2.4    Intercompany Accounts. Each Intercompany Account which exists and is reflected immediately prior to the Distribution Effective Time in any general ledger account or other records of bluebird, 2seventy or any of their respective Affiliates, shall be: (a) closed as of the Distribution Effective Time and satisfied or settled within thirty (30) days following the Distribution Date by the relevant members of the bluebird Group and the 2seventy Group by (i) one or a related series of distributions of or contributions to capital, (ii) payment by the relevant obligor to the relevant obligee or (iii) dividends or a combination of the foregoing, in each case as determined by bluebird or (b) otherwise terminated effective as of the Distribution Effective Time. The parties hereby agree that the Intercompany Accounts shall be settled, as applicable, as described on Schedule 2.4. For the avoidance of doubt, the obligation to satisfy, settle or terminate Intercompany Accounts shall survive the Distribution Effective Time.
Section 2.5    Limitation of Liability. Except as provided in this Section 2.5 and in Article VI, neither bluebird nor 2seventy nor any member of their respective Groups shall have any Liability to the other or any member of the other Party’s Group based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Distribution Effective Time other than pursuant to (i) this Agreement or any Ancillary Agreement, (ii) any Contract or arrangement listed or described on Schedule 2.5, (iii) any Third Party Agreement, or (iv) any other Contract or agreement entered into in connection with the consummation of the transactions contemplated by the Transaction Agreements, and any such Liability, whether or not in writing, that is not reflected in any of the foregoing, is hereby irrevocably cancelled, released and waived effective as of the Distribution Effective Time. No such terminated agreement, arrangement, course of dealing or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Effective Time.

Section 2.6    Transfers Not Effected at or Prior to the Distribution Effective Time; Transfers Deemed Effective as of the Distribution Effective Time.
(a)    If and to the extent that the valid, complete and perfected Transfer to the 2seventy Group of any 2seventy Asset or Assumption by the 2seventy Group of any 2seventy Liability, in each case contemplated hereby, would be a violation of applicable Law or require any Consent in connection with the Separation that has not been obtained or made by the Distribution Effective Time then, unless the Parties mutually shall otherwise agree, the Transfer to the 2seventy Group of such 2seventy Assets or the Assumption by the 2seventy Group of such 2seventy Liabilities, as the case may be, shall be automatically deemed deferred and any such purported Transfer or Assumption shall be null and void until such time as all legal impediments are removed or such Consent has been obtained or made. Notwithstanding the foregoing, any such 2seventy Asset or 2seventy Liability shall continue to constitute a 2seventy Asset or 2seventy Liability, as applicable, for all other purposes of this Agreement.
(b)    If and to the extent that the valid, complete and perfected Transfer to the bluebird Group of any bluebird Retained Asset or Assumption by the bluebird Group of any bluebird Retained Liability, in each case contemplated hereby, would be a violation of applicable Law or require any Consent in connection with the Separation that has not been obtained or made by the Distribution Effective Time then, unless the Parties mutually shall otherwise agree, the Transfer to the bluebird Group of such bluebird Retained Assets or the Assumption by the bluebird Group of such bluebird Retained Liabilities, as the case may be, shall be automatically deemed deferred and any such purported Transfer or Assumption shall be null and void until such time as all legal impediments are removed or such Consent has been obtained or made. Notwithstanding the foregoing, any such bluebird Retained Assets or bluebird Retained Liabilities shall continue to constitute bluebird Retained Assets and bluebird Retained Liabilities for all other purposes of this Agreement.
(c)    With respect to Assets and Liabilities described in Section 2.6(a) and Section 2.6(b), taking into account any applicable restrictions or considerations relating to the contemplated Tax treatment of the transactions contemplated hereby, each of bluebird and 2seventy shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Person entitled to such Assets not later than the Distribution Effective Time and (B) the deferred Liabilities as having been Assumed by the Person intended to be subject to such Liabilities not later than the Distribution Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest).
(d)    In the event that any Transfer of Assets or Assumption of Liabilities intended to be effected hereunder has not been consummated at or prior to the Distribution

Effective Time, whether as a result of the provisions of Section 2.6(a) or Section 2.6(b) or for any other reason (other than with respect to Shared Contracts, which shall be governed solely by Section 2.3):
(i)    unless the Parties shall otherwise agree, the Parties and their respective Group members shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents for the Transfer of all Assets and the Assumption of all Liabilities contemplated to be Transferred or Assumed, as applicable, pursuant to this Article II to the fullest extent permitted by applicable Law; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between bluebird and 2seventy, neither bluebird nor 2seventy shall be obligated to make any payment, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party to obtain or make such Consent; and
(ii)    (A) the Party (or the applicable member of its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and shall be treated as holding it as nominee for the Party entitled thereto, and (B) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts to be assigned for which any necessary Consents are not received prior to the Distribution Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.8 and Section 2.9, to the extent applicable. In addition, the Party (or the applicable member of its Group) retaining such Asset or Liability shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby, and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Distribution Effective Time to the applicable member or members of the bluebird Group or the 2seventy Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Distribution Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all such Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all such Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of the Transaction Agreements.
(e)    If and when the Consents or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a) or Section 2.6(b), are obtained or satisfied, the Transfer or Assumption of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Distribution Effective Time.
(f)    The Party (or the applicable member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or Section 2.6(b) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or the applicable member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or the applicable member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken (or not taken) at the written direction of the other Party (or the applicable member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.
Section 2.7    Further Assurances.
(a)    In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and shall use (and shall cause its respective Subsidiaries to use) commercially reasonable efforts, from and after the Distribution Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable.

(b)    Without limiting the foregoing, from and after the Distribution Effective Time:
(i)    each Party shall cooperate with the other Party to execute and deliver, and use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents, and to take or cause to be taken all such other actions as such Party may reasonably be requested to take by any other Party from time to time, as promptly as reasonably practicable, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby; and
(ii)    in the event that any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise assigned to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred, without further consideration such Asset or Liability to the other Party so entitled thereto (or to a member of such other Party’s Group as designated by such other Party) and, prior to any such Transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.6; provided that the provisions of this Section 2.7(b)(ii) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.
(c)    From and after the Distribution Effective Time, with respect to any Action where any Party hereto is a defendant, when and if requested by such Party, the other Party shall use commercially reasonable efforts to petition the applicable court to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the other Party (or any member of such other Party’s Group) has been assigned pursuant to this Article II, and the other Party shall cooperate and assist in any required communication with any plaintiff or other related Third Party.
Section 2.8    Novation of bluebird Retained Liabilities; Indemnification.
(a)    Other than with respect to Shared Contracts, which shall be governed solely by Section 2.3, each of bluebird and 2seventy, at the request of the other Party, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any Consent, substitution or amendment required to novate or assign all obligations and other Liabilities for which a member of the bluebird Group and a member of the 2seventy

Group are jointly or severally liable and that constitute bluebird Retained Liabilities, or to obtain in writing the unconditional release of all members of the 2seventy Group to such arrangements, so that, in any such case, the members of the bluebird Group will be solely responsible for such Liabilities; provided, however, that except as expressly provided in any of the Ancillary Agreements, any Third Party Agreement, or as otherwise agreed between bluebird and 2seventy, neither bluebird nor 2seventy shall be obligated to make any payment, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party from whom any such Consent, substitution, amendment or release is requested.
(b)    If bluebird or 2seventy, as applicable, is unable to obtain, or to cause to be obtained, any such required Consent, substitution, amendment or release with respect to any such Liability, the applicable member of the 2seventy Group shall from and after the Distribution Effective Time continue to be bound by such obligation or other Liability and, unless not permitted by the terms thereof or by Law, from and after the Distribution Effective Time, bluebird shall or shall cause a member of the bluebird Group to, as agent or subcontractor for such member of the 2seventy Group pay, perform and discharge fully such Liability to the extent that it does not constitute a 2seventy Liability. 2seventy shall cause each member of the 2seventy Group without further consideration to promptly pay and remit, or cause to be paid or remitted, to bluebird or to another member of the bluebird Group specified by bluebird, all money, rights and other consideration received by 2seventy or any member of the 2seventy Group in respect of such performance (unless any such consideration is a 2seventy Asset). If and when any such Consent, substitution, amendment or release shall be obtained or the Liability shall otherwise become assignable or able to be novated, without payment of further consideration, 2seventy shall promptly assign, or cause to be assigned, such Liability to bluebird or to another member of the bluebird Group specified by bluebird, and bluebird shall, or shall cause such other member of the bluebird Group to, Assume such Liability.
Section 2.9    Novation of 2seventy Liabilities; Indemnification.
(a)    Other than with respect to Shared Contracts, which shall be governed solely by Section 2.3, each of bluebird and 2seventy, at the request of the other Party, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any Consent, substitution or amendment required to novate or assign all obligations and other Liabilities for which a member of the bluebird Group and a member of the 2seventy Group are jointly or severally liable and that constitute 2seventy Liabilities, or to obtain in writing the unconditional release of all members of the bluebird Group to such arrangements, so that, in any such case, the members of the 2seventy Group will be solely responsible for such Liabilities; provided, however, that except as expressly provided in any of the Ancillary

Agreements, any Third Party Agreement, or as otherwise agreed between bluebird and 2seventy, neither bluebird nor 2seventy shall be obligated to make any payment, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party from whom any such Consent, substitution, amendment or release is requested.
(b)    If bluebird or 2seventy, as applicable, is unable to obtain, or to cause to be obtained, any such required Consent, substitution, amendment or release with respect to any such Liability, the applicable member of the bluebird Group shall from and after the Distribution Effective Time continue to be bound by such obligation or other Liability and, unless not permitted by the terms thereof or by Law, from and after the Distribution Effective Time, 2seventy shall or shall cause a member of the 2seventy Group to, as agent or subcontractor for such member of the bluebird Group pay, perform and discharge fully such Liability to the extent that it does not constitute a bluebird Retained Liability. bluebird shall cause each member of the bluebird Group without further consideration to promptly pay and remit, or cause to be paid or remitted, to 2seventy or to another member of the 2seventy Group specified by 2seventy, all money, rights and other consideration received by bluebird or any member of the bluebird Group in respect of such performance (unless any such consideration is a bluebird Retained Asset). If and when any such Consent, substitution, amendment or release shall be obtained or the Liability shall otherwise become assignable or able to be novated, without payment of further consideration, bluebird shall promptly assign, or cause to be assigned, such Liability to 2seventy or to another member of the 2seventy Group specified by 2seventy, and 2seventy shall, or shall cause such other member of the 2seventy Group to, Assume such Liability.
Section 2.10    Disclaimer of Representations and Warranties.
(a)    EACH OF BLUEBIRD (ON BEHALF OF ITSELF AND EACH MEMBER OF THE BLUEBIRD GROUP) AND 2SEVENTY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE 2SEVENTY GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER

CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
(b)    Each of bluebird (on behalf of itself and each member of the bluebird Group) and 2seventy (on behalf of itself and each member of the 2seventy Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.10(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both bluebird or any member of the bluebird Group, on the one hand, and 2seventy or any member of the 2seventy Group, on the other hand, are jointly or severally liable for any bluebird Retained Liability or any 2seventy Liability, then the Parties intend that, notwithstanding any provision to the contrary under the Laws of such non-U.S. jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.
Section 2.11    Cash Management. From the date of this Agreement until the Distribution Effective Time, bluebird and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all cash generated by the Oncology Business and the 2seventy Assets in accordance with the ordinary course operation of bluebird’s cash management systems. Prior to the Distribution Effective Time, in connection with the intended capitalization of the 2seventy Group, bluebird shall cause to be contributed to 2seventy an amount in cash and cash equivalents, as bluebird may determine in its sole and absolute discretion. All cash and cash equivalents held by any member of the 2seventy Group as of the Distribution Effective Time shall be a 2seventy Asset, and all cash and cash equivalents held by any member of the bluebird Group as of the Distribution Effective Time shall be a bluebird Retained Asset.
ARTICLE III
CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION
Section 3.1    Transaction Agreements. At or prior to the Distribution Effective Time, bluebird and 2seventy shall enter into, or (where applicable) shall cause a member or members of their respective Groups to enter into each Transaction Agreement (other than this Agreement).
ARTICLE IV
THE DISTRIBUTION
Section 4.1    Distribution. On or prior to the Distribution Effective Time, in furtherance of the Separation, 2seventy shall issue to bluebird such number of shares of 2seventy Common Stock as may be required in order to effect the Distribution in accordance with the terms of this Agreement (or bluebird and 2seventy shall take or cause to be taken such other appropriate actions to ensure that bluebird has the requisite number of shares of 2seventy Common Stock), which shares as of the date of issuance shall represent (together with such shares previously held by bluebird) all of the issued and outstanding shares of 2seventy Common Stock. Subject to the conditions and other terms set forth in this Article IV, bluebird shall cause the Distribution Agent on the Distribution Date to make the Distribution, including by crediting the appropriate number of shares of 2seventy Common Stock to book entry accounts for each Record Holder or designated transferee or transferees of such Record Holder. For stockholders who own bluebird Common Stock through a broker or other nominee, their shares of 2seventy Common Stock will be credited to their respective accounts by such broker or nominee. No action by any stockholder (or such stockholder’s designated transferee or transferees) shall be necessary to receive the applicable number of shares of 2seventy Common Stock (and, if applicable, cash in lieu of any fractional shares) to which such stockholder is entitled in the Distribution.
Section 4.2    Fractional Shares. bluebird registered stockholders who, after aggregating the number of shares of 2seventy Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of 2seventy Common Stock in the Distribution, will be entitled to receive cash in lieu of fractional shares. Fractional shares of 2seventy Common Stock will not be distributed by bluebird in the Distribution. The Distribution Agent shall, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of 2seventy Common Stock allocable to each such bluebird stockholder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s pro rata share of the aggregate net cash proceeds of these sales, after making appropriate deductions for any amount required to be withheld for U.S. federal income tax purposes. bluebird shall bear the cost of brokerage fees and transfer Taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent. None of bluebird, 2seventy or the Distribution Agent will guarantee any minimum sale price for the fractional shares of 2seventy Common Stock. Neither bluebird nor 2seventy will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole and absolute discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the selected broker-dealers will be Affiliates of bluebird or 2seventy.
Section 4.3    Actions in Connection with the Distribution.
(a)    Prior to the Distribution Date, bluebird shall, or at bluebird’s election, 2seventy shall, mail (or deliver by electronic means where not prohibited by Law) to the holders of bluebird Common Stock, at such time on or prior to the Distribution Date as bluebird shall determine, the Information Statement included in its Form 10 (or a Notice of Internet Availability of the Information Statement), as well as any other information concerning 2seventy, its business, operations and management, the transactions contemplated herein and such other matters as bluebird shall reasonably determine are necessary and as may be required by Law.
(b)    2seventy shall use commercially reasonable efforts in preparing, filing with the Commission and causing to become effective, as soon as reasonably practicable (but in any case prior to the Distribution Effective Time), an effective registration statement or amendments thereof which are required in connection with the establishment of, or amendments to, any employee benefit plans of 2seventy.
(c)    To the extent not already approved and effective, 2seventy shall use commercially reasonable efforts to have approved and made effective, the application for the original listing on NASDAQ of the 2seventy Common Stock to be distributed in the Distribution, subject to official notice of distribution.
(d)    Nothing in this Section 4.3 shall be deemed to shift or otherwise impose Liability for any portion of the Form 10 or Information Statement to bluebird.
Section 4.4    Sole and Absolute Discretion of bluebird. bluebird, in its sole and absolute discretion, shall determine the Distribution Date, the Distribution Effective Time and all other terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, bluebird may, in accordance with Section 10.10, at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Without limiting the foregoing, bluebird shall have the right not to complete the Distribution if, at any time prior to the Distribution Effective Time, the Board shall have determined, in its sole and absolute discretion, that the Distribution is not in the best interests of bluebird or its stockholders, that another strategic alternative is in the best interests of bluebird or its stockholders, or that it is not advisable at that time for the Oncology Business to separate from bluebird.
Section 4.5    Conditions to Distribution. Subject to Section 4.4, the obligation of bluebird to consummate the Distribution is subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by bluebird, in its sole and absolute discretion, of the following conditions. None of 2seventy, any other member of the 2seventy Group, or any Third Party shall have any right or claim to require the consummation of the Distribution, which shall be effected at the sole and absolute discretion of the Board. Any determination by bluebird, and any subsequent amendment, revision, withdrawal or change thereto made by bluebird prior to the Distribution and concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.5 shall be conclusive and binding on the Parties. The conditions are for the sole benefit of bluebird and shall not give rise to or create any duty on the part of bluebird or the Board to waive or not waive any such condition. Each Party shall use its commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:
(a)    the Transfers of Assets and Assumptions of Liabilities described in Section 2.2 that are to be completed prior to the Distribution shall have been completed in accordance with the terms of this Agreement;
(b)    the Commission shall have declared effective the Form 10, no stop order relating thereto will be in effect, no proceedings seeking any such stop order shall be pending before or threatened by the Commission, and the Information Statement (or the Notice of Internet Availability of the Information Statement) shall have been distributed to holders of bluebird Common Stock;
(c)    the shares of 2seventy Common Stock to be distributed shall have been approved and accepted for listing by NASDAQ, subject to official notice of distribution;
(d)    the receipt and continuing validity of both a private letter ruling from the Internal Revenue Service and an opinion of Goodwin Procter LLP, both satisfactory to the Board, together confirming that the Separation and Distribution generally are tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

(e)    the receipt and continuing validity of an opinion from an independent appraisal firm, satisfactory to the Board, with respect to certain solvency matters and as to the compliance by bluebird with surplus requirements under Delaware corporate law in declaring to pay the Distribution;
(f)    all permits, registrations and Consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution shall have been received;
(g)    no order, injunction, or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Distribution or any of the related transactions shall be pending, threatened, issued or in effect, and no other event outside the control of bluebird shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;
(h)    the Board shall have declared the Distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);
(i)    each of 2seventy and bluebird shall have executed and delivered each of the other Transaction Agreements; and
(j)    no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the Board, make it inadvisable to effect the Distribution or would result in the Distribution and related transactions not being in the best interest of bluebird or its stockholders.
ARTICLE V
CERTAIN COVENANTS
Section 5.1    Non-Solicit; Non-Hire. Commencing on and for a period of twelve (12) months following the Distribution Date, neither Party nor any of its Subsidiaries will: (a) without the prior written consent of the other Party, directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or knowingly encourage any employee of the other Party to terminate or breach an employment, contractual or other relationship with the other Party (or any of its Subsidiaries), or (b) hire or otherwise employ any employee of the other Party (or any of its Subsidiaries); provided, however, that nothing in this Section 5.1 shall be deemed to prohibit (i) any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other Party (or any of its Subsidiaries), provided that the soliciting Person has not directed, advised or knowingly encouraged such firm to approach any such employee, (ii) the solicitation or hiring of an individual whose employment was terminated by such other Party (or any of its Subsidiaries), (iii) the solicitation or hiring of an individual formerly employed by a Party (or any of its Subsidiaries) at any time after six (6) months following such individual’s termination of his or her employment with such other Party or (iv) the hiring by any Party of any individual (y) not solicited by such Party in breach of this Section 5.1 and (x) with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), it being understood that the Party whose consent is requested may take into account, among other things, its own hiring needs and competitive considerations.
Section 5.2    No Right to Use Regulatory Information. Except as the Parties may otherwise agree in writing (including in any Ancillary Agreement) or as would otherwise be permitted by Law: (a) no member of the bluebird Group shall have a right of reference to or otherwise be entitled to use any regulatory filings or other regulatory information owned or controlled by any member of the 2seventy Group for any products or product candidates in the Oncology Business; and (b) no member of the 2seventy Group shall have a right of reference to or otherwise be entitled to use any regulatory filings or other regulatory information owned or controlled by any member of the bluebird Group for any products or product candidates in the Severe Genetic Disease Business.
Section 5.3    Use of Retained Names and Marks. 2seventy hereby acknowledges that bluebird or its Affiliates or its or their licensors own all right, title and interest in and to Trademarks and all other identifiers of source or goodwill containing, incorporating or associated with Trademarks, excluding, on and after the Distribution Date, the 2seventy Trademarks (collectively, the “Retained Names and Marks”), and that any and all right of 2seventy to use the Retained Names and Marks shall terminate as of the Distribution Date and shall immediately revert to bluebird or its Affiliates, along with any and all goodwill associated therewith; provided that uses that are incidental to the occupation and use of the Leased Real Property and the signage, equipment and supplies therein shall be permitted for a reasonable period of time sufficient to permit 2seventy to replace or exhaust the use of such materials. 2seventy further acknowledges that it has no rights in any of the Retained Names and Marks, and that it is not acquiring any rights, directly or indirectly, to use the Retained Names and Marks, except as expressly provided herein. bluebird hereby acknowledges that, on and after the Distribution Date, 2seventy or its Affiliates or its or their licensors own all right, title and interest in and to the 2seventy Trademarks, and that any and all right of bluebird to use the 2seventy Trademarks shall terminate as of the Distribution Date. bluebird further acknowledges that, on and after the Distribution Date, it will have no rights in any of the 2seventy Trademarks.
ARTICLE VI
INDEMNIFICATION
Section 6.1    Release of Pre-Distribution Claims.
(a)    Except (x) as provided in Section 6.1(b), (y) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (z) for any matter for which either Party is entitled to indemnification pursuant to this Article VI or under any Ancillary Agreement:
(i)    bluebird, for itself and each member of the bluebird Group and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time were directors, officers, agents or employees of any member of the bluebird Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge 2seventy and the other members of the 2seventy Group and all Persons who at any time prior to the Distribution Effective Time were stockholders, directors, officers, agents or employees of any member of the 2seventy Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all (A) bluebird Retained Liabilities and (B) Liabilities existing or arising: (1) in connection with the implementation of the Separation (including the Distribution); or (2) from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time), in each case to the extent relating to, arising out of or resulting from the Severe Genetic Disease Business, the bluebird Retained Assets or the bluebird Retained Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the Separation and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “bluebird Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the 2seventy Group in respect of any bluebird Released Liabilities. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit bluebird, any member of the bluebird Group, or their respective Affiliates from commencing any Actions against any 2seventy officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns, with regard to matters arising from, or relating to criminal acts by any such officers, directors, agents or employees.
(ii)    2seventy, for itself and each member of the 2seventy Group and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time were directors, officers, agents or employees of any member of the 2seventy Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge bluebird and the other members of the bluebird Group and all Persons who at any time prior to the Distribution Effective Time were stockholders, directors, officers, agents or employees of any member of the bluebird Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all (A) 2seventy Liabilities and (B) Liabilities existing or arising: (1) in connection with the implementation of the Separation (including the Distribution); or (2) from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time), in each case to the extent relating to, arising out of or resulting from the Oncology Business, the 2seventy Assets or the 2seventy Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the Separation and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “2seventy Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries, if any, not to, bring any Action against any member of the bluebird Group in respect of any 2seventy Released Liabilities; provided, however, that for purposes of this Section 6.1(a)(ii), the members of the 2seventy Group shall also release and discharge any officers or other employees of any member of the bluebird Group, to the extent any such officers or employees served as directors or officers of any member of the 2seventy Group prior to the Distribution, from any and all Liabilities or responsibilities for any and all past actions or failures to take action, in each case in their respective capacities as directors or officers, as the case may be, of any such member of the 2seventy Group, prior to the Distribution Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit 2seventy, any member of the 2seventy Group, or their respective Affiliates from commencing any Actions against any bluebird officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns, with regard to matters arising from, or relating to criminal acts by any such officers, directors, agents or employees.
(b)    Nothing contained in this Agreement, including Section 6.1(a) or Section 2.5, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Distribution Effective Time. In addition, nothing contained in Section 6.1(a) shall:
(i)    release any Person from any Liability Assumed, Transferred or expressly assigned to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary

Agreement including (A) with respect to bluebird, any bluebird Retained Liability, (B) with respect to 2seventy, any 2seventy Liability, (C) any Liability expressly preserved pursuant to Section 2.5 and (D) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement or otherwise for Actions brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements;
(ii)    release any Person from any Liability provided for in or resulting from any other Contract or understanding that is entered into after the Distribution Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;
(iii)    release any Person other than the Persons released in Section 6.1(a); or
(iv)    release any employee of 2seventy from any Contract with any member of the bluebird Group to the extent related to the bluebird Retained Assets, bluebird Retained Liabilities or Severe Genetic Disease Business.
In addition, nothing contained in Section 6.1(a) shall release bluebird from indemnification or contribution with respect to any director, officer or employee of 2seventy who was a director, officer or employee of bluebird or any of its Affiliates prior to the Distribution Effective Time, as the case may be, with respect to which he or she was entitled to such indemnification or contribution pursuant to an obligation existing immediately prior to the Distribution Effective Time; it being understood that if the underlying obligation giving rise to such Action is established by a court of competent jurisdiction to be a 2seventy Liability, 2seventy shall indemnify bluebird for such Liability (including bluebird’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI.
(c)    Each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a). If any Person associated with a Party (including any director, officer or employee of a Party) initiates any Action with respect to claims released by this Section 6.1, the Party with which such Person is associated shall be responsible for the reasonable fees and expenses of counsel of the other Party and/or the members of such Party’s Group, as applicable, and such other Party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article VI.

(d)    Each Party acknowledges that the foregoing releases include a release of any rights and benefits with respect to the Liabilities described therein that such Party and each member of such Party’s Group, and their respective successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a Party does not know or suspect to exist in its favor at the time of executing the release. In this connection, each Party hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that the foregoing releases have been negotiated and agreed upon in light of that awareness.
Section 6.2    Indemnification by bluebird. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Distribution Effective Time, bluebird shall and shall cause the other members of the bluebird Group to indemnify, hold harmless and defend the 2seventy Indemnitees from and against any and all Indemnifiable Losses of the 2seventy Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the bluebird Retained Liabilities, including the failure of any member of the bluebird Group or any other Person to pay, perform or otherwise discharge any bluebird Retained Liability in accordance with its respective terms, whether arising prior to, on or after the Distribution Effective Time, or (b) any breach by bluebird of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder (each, a “2seventy Claim”).
Section 6.3    Indemnification by 2seventy. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Distribution Effective Time, 2seventy shall and shall cause the other members of the 2seventy Group to indemnify, hold harmless and defend the bluebird Indemnitees from and against any and all Indemnifiable Losses of the bluebird Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the 2seventy Liabilities, including the failure of any member of the 2seventy Group or any other Person to pay, perform or otherwise discharge any 2seventy Liability in accordance with its respective terms, whether prior to, on or after the Distribution Effective Time, or (b) any breach by 2seventy of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder (each, a “bluebird Claim”).

Section 6.4    Procedures for Indemnification.
(a)    Other than with respect to Third Party Claims, which shall be governed by Section 6.4(b):
(i)    if a 2seventy Indemnitee has made a determination that it is or may be entitled to indemnification in respect of any 2seventy Claim, the 2seventy Indemnitee shall so notify bluebird as promptly as reasonably practicable after becoming aware of the existence of such 2seventy Claim; and
(ii)    if a bluebird Indemnitee has made a determination that it is or may be entitled to indemnification in respect of any bluebird Claim, the bluebird Indemnitee shall so notify 2seventy as promptly as reasonably practicable after becoming aware of the existence of such bluebird Claim (any such claim made pursuant to Section 6.4(a)(i) or this Section 6.4(a)(ii), a “Direct Claim”).
Each such notice shall be in writing and shall describe in reasonable detail the basis for the claim for indemnification hereunder and set forth, to the extent known, the estimated amount of Indemnifiable Losses for which indemnification may be sought hereunder relating to such claim (including, to the extent practicable, the method of computation thereof); provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Indemnifying Party will have a period of thirty (30) days after receipt of any such notice under this Section 6.4(a) to respond to the claimant thereto. If the Indemnifying Party fails to respond within such period, the claim specified in such notice from the Indemnitee shall be conclusively determined to be an indemnifiable claim for which the Indemnifying Party shall be liable to the applicable Indemnitee(s) hereunder.
(b)    If a claim or demand is made against an Indemnitee by any Third Party (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, bluebird (on behalf of the bluebird Indemnitees) or 2seventy (on behalf of the 2seventy Indemnitees), as applicable (such claimant, the “Claiming Party”), shall notify the Indemnifying Party of the Third Party Claim in writing and in reasonable detail describing the basis for any claim for indemnification hereunder, referring to the provisions of this Agreement or any Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises and including copies of all Third Party written notices and documents received by the Claiming Party (and any or all of its Indemnitees) relating to the Third Party Claim promptly (and in any event within twenty (20) days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the

Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Claiming Party shall deliver to the Indemnifying Party, promptly (and in any event within five (5) Business Days) after the receipt thereof by the Claiming Party (or any of its Indemnitees), copies of any and all additional Third Party written notices and documents (including court papers) received by the Claiming Party (or any of its Indemnitees) relating to the Third Party Claim.
(c)    Subject to the provisions of this Section 6.4(c), the Indemnifying Party has the right, exercisable by written notice to the Claiming Party within thirty (30) days after receipt of notice from the Claiming Party pursuant to Section 6.4(b), to assume and conduct the defense (including, subject to the conditions of this Section 6.4(c), settlement) of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the applicable Indemnitees. If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 6.4(c), the Indemnitee may defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 6.4(c), the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third Party Claim; provided, however, that if (w) in the reasonable judgment of the Indemnitee, after consultation with outside counsel, there exists a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s) in the defense of such Third Party Claim by the Indemnifying Party, (x) the party making such Third Party Claim is a Governmental Entity with regulatory or other authority over the Indemnitee or any of its material assets, (y) the Third Party Claim seeks injunctive or other non-monetary relief that, if granted, would reasonably be expected to have a material and adverse effect on the Indemnitee’s business or (z) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection with such defense; provided that the Indemnifying Party shall not be responsible for the expenses of more than one counsel for all Indemnitees with respect to the same Third Party Claim or related Third Party Claims (plus one local counsel in any jurisdiction within which such Third Party Claim has been brought). The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third Party Claim that the other Person is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed), consent to a settlement or compromise of, or the entry of any judgment arising from, any such Third Party Claim. The Indemnitee may consent to a settlement or compromise of, or the entry of any judgment arising from, any Third

Party Claim, the defense of which has not been assumed by the Indemnifying Party, only with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.
(d)    The Claiming Party and the Indemnifying Party shall (and the Claiming Party shall cause the applicable Indemnitee(s) to) make reasonably available to each other and their respective agents and representatives all relevant records available to them that are necessary or appropriate for the defense of any Third Party Claim, subject to any bona fide claims of attorney-client privilege, and each of the Indemnifying Party and the Claiming Party shall use its reasonable efforts to assist, and to cause the employees and counsel of such party to assist, in the defense of such Third Party Claim. If a Party asserts its right to participate in the defense and investigation of any Third Party Claim, the Party controlling the defense and investigation of such Third Party Claim shall act in good faith and reasonably consult and cooperate with the Indemnitee or the Indemnifying Party, as the case may be, in connection with any appearances, briefs, arguments and proposals made or submitted by or on behalf of any party in connection with the Third Party Claim (including considering in good faith all reasonable additions, deletions or changes suggested by the Indemnitee or the Indemnifying Party, as the case may be, in connection with any filings made with any Governmental Entity or proposals to the Third Party claimant in connection therewith). With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 6.4(d) shall derogate from a Party’s right to control the defense of any Action in accordance with Section 6.4.
(e)    Each of the Parties agrees that at all times from and after the Distribution Effective Time, if an Action is commenced by a Third Party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s Group) is a nominal defendant and/or such Action is related solely to an Asset or Liability that the other Party has been assigned under this Agreement, any Ancillary Agreement or any Third Party Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

(f)    The provisions of this Section 6.4 (other than this Section 6.4(f)) and Section 6.7 (other than Section 6.7(g)) shall not apply to Taxes (Taxes being governed by the Tax Matters Agreement).
Section 6.5    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)    Any recovery by any Party (including any of its Indemnitees) for any Indemnifiable Loss subject to indemnification pursuant to this Article VI shall be calculated (i) net of Insurance Proceeds actually received by such Party (or any of its Indemnitees) with respect to any Indemnifiable Loss and (ii) net of any proceeds actually received by such Party (or any of its Indemnitees) from any Third Party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”), in the case of (i) and (ii) net of the costs of collection thereof and any increase in premium attributable thereto under applicable Third Party Policies. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnitee pursuant to this Article VI shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
(b)    The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article VI. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.
Section 6.6    Contribution. If the indemnification provided for in this Article VI is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 6.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 6.6, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of 2seventy and each other member of the 2seventy Group, on the one hand, and bluebird and each other member of the bluebird Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. Solely for purposes of determining relative fault pursuant to this Section 6.6: (i) any fault associated with information contained in the Distribution Disclosure Documents shall be deemed to be allocated to 2seventy and the other members of the 2seventy Group (other than as set forth in the definition of Excluded Liabilities); (ii) any fault associated with the conduct of the Severe Genetic Disease Business prior to the Distribution Effective Time shall be deemed to be allocated to bluebird and the other members of the bluebird Group, and no such fault shall be deemed to be the fault of 2seventy or any other member of the 2seventy Group; and (iii) any fault associated with the conduct of the Oncology Business prior to the Distribution Effective Time shall be deemed to be the fault of 2seventy and the other members of the 2seventy Group, and no such fault shall be deemed to be the fault of bluebird or any other member of the bluebird Group.
Section 6.7    Additional Matters; Survival of Indemnities.
(a)    The agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled hereunder. The agreements contained in this Article VI shall survive the Distribution.
(b)    The rights and obligations of each Party and their respective Indemnitees under this Article VI shall survive (i) the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.
(c)    Except to the extent set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the provisions of this Article VI shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party.
(d)    Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification or contribution that differ from the provisions set forth in this Article VI, the terms of the Ancillary Agreement will govern.
(e)    Any amounts payable pursuant to this Article VI shall be paid without duplication, and in no event shall any Party receive any payment in respect of an Indemnifiable Loss or receive contribution under different provisions of any Ancillary Agreement in respect of the same Liabilities.
(f)    Any amount to be paid or reimbursed by an Indemnifying Party (or a member of such Party’s Group) to an Indemnitee pursuant to this Article VI shall be paid in accordance with the procedures set forth in Section 10.11.
(g)    The Parties shall report for all Tax purposes any amounts payable pursuant to this Article VI in accordance with Section 4.2 and Article XII of the Tax Matters Agreement.
ARTICLE VII
PRESERVATION OF RECORDS; ACCESS TO INFORMATION;
CONFIDENTIALITY; PRIVILEGE
Section 7.1    Preservation of Information.
(a)    Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement, with regard to any information referenced in Section 7.3, each Party shall use its commercially reasonable efforts, at its sole cost and expense, to retain such information, until the latest of, as applicable, (i) the date on which such information is no longer required to be retained pursuant to bluebird’s applicable record retention policy as in effect immediately prior to the Distribution, including pursuant to any “Litigation Hold” issued by bluebird or any of its Subsidiaries prior to the Distribution, (ii) the concluding date of any period as may be required by any applicable Law, (iii) the concluding date of any period during which such information relates to a pending or threatened Action which is known to the members of the bluebird Group or 2seventy Group, as applicable, in possession of such information at the time any retention obligation with regard to such information would otherwise expire, and (iv) the concluding date of any period during which the destruction of such information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the bluebird Group or 2seventy Group, as applicable, in possession of such information at the time any retention obligation with regard to such information would otherwise expire; provided that with respect to any pending or threatened Action arising after the Distribution, clause (iii) of this sentence applies only to the extent that whichever member of the bluebird Group or 2seventy Group, as applicable, is in possession of such information has been notified in writing pursuant to a “Litigation Hold” by the other Party of the relevant pending or threatened Action. The Parties agree that upon written request from either Party that certain information relating to the Oncology Business, the Severe Genetic Disease Business or the transactions contemplated hereby be retained in connection with an Action, the other Party shall use reasonable efforts to preserve and not to destroy or dispose of such information without the consent of the requesting Party.
(b)    bluebird and 2seventy intend that any transfer of information that would otherwise be within the attorney-client or attorney work product privileges not operate as a waiver of any potentially applicable privilege.
Section 7.2    Financial Statements and Accounting.
(a)    From the Distribution Effective Time until the completion of each Party’s audit for the fiscal year ending December 31, 2021, each Party agrees to provide reasonable assistance and, subject to Section 7.6, reasonable access to its properties, books and records, other information in its possession and control and personnel, and to use its commercially reasonable efforts to cooperate with the other Party’s requests, in each case to enable (i) such other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, (ii) such other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of such other Party, including, to the extent applicable to such Party, its auditor’s audit, if applicable, of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and (iii) such other Party to respond to any written request or official comment from a Governmental Entity, including in connection with responding to a comment letter from the Commission; provided that, in connection with this clause (iii), each Party shall provide reasonable access on the terms set forth in this Section 7.2 for a period of three (3) years following the Distribution Date. For the avoidance of doubt, this Section 7.2(a) shall not limit in any manner the obligations of the Parties under any Ancillary Agreement.
(b)    Nothing in this Article VII shall require any Party to violate any agreement with any Third Party regarding the confidentiality of information relating to that Third Party or its business; provided, however, that in the event that a Party is required under this Section 7.2 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party’s written consent to the disclosure of such information.

Section 7.3    Provision of Information. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article VI shall govern) or for matters related to provision of Tax records (in which event the provisions of the Tax Matters Agreement shall govern), and subject to appropriate restrictions for Privileged Information or Confidential Information:
(a)    From and after the Distribution Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, 2seventy for specific and identified: (i) information that relates to 2seventy or the Oncology Business, as the case may be, prior to the Distribution Effective Time; (ii) information that is necessary for 2seventy to comply with the terms of, or otherwise perform under, any Shared Contract or Ancillary Agreement to which bluebird and/or 2seventy are parties; (iii) copies of bluebird templates and form documents used in the operation of the Oncology Business; (iv) information that is otherwise required by 2seventy with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on 2seventy (including under applicable securities laws) by a Governmental Entity having jurisdiction over 2seventy; or (v) information that is otherwise for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, Action or other similar requirements, as applicable, bluebird shall provide, as soon as reasonably practicable following the receipt of such request, appropriate access or, to the extent such information is reasonably practicable to identify and extract, copies of such information, templates or forms (or the originals thereof if 2seventy has a reasonable need for such originals) in the possession or control of bluebird or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of 2seventy or any of its Subsidiaries; provided that, to the extent any originals are delivered to 2seventy pursuant to this Agreement, a Shared Contract or the Ancillary Agreements, 2seventy shall, at its own expense, return them to bluebird within a reasonable time after the need to retain such originals has ceased; and provided further that, in the event that bluebird, in its sole and absolute discretion, determines that any such access or the provision of any such information, templates or forms (including information requested under Section 7.2) would violate any Law or Contract with a Third Party or waive any Privilege, bluebird shall not be obligated to provide such information requested by 2seventy (provided that bluebird shall use commercially reasonable efforts to permit compliance with its obligations under this Section 7.3 in a manner that avoids any such consequence). Notwithstanding the foregoing, bluebird shall not be obligated to provide any requested information pursuant to clause (iv) or (v) above following the date that is the fifth anniversary of the Distribution Date (or such later time or times as the Parties may agree).
(b)    From and after the Distribution Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, bluebird for specific and identified information that: (i) relates to bluebird or the

Severe Genetic Disease Business, as the case may be, prior to the Distribution Effective Time; (ii) is necessary for bluebird to comply with the terms of, or otherwise perform under, any Shared Contract or Ancillary Agreement to which bluebird and/or 2seventy are parties; (iii) is otherwise required by bluebird with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on bluebird (including under applicable securities laws) by a Governmental Entity having jurisdiction over bluebird; or (iv) is otherwise for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, Action or other similar requirements, as applicable, 2seventy shall provide, as soon as reasonably practicable following the receipt of such request, appropriate access or, to the extent such information is reasonably practicable to identify and extract, copies of such information (or the originals thereof if bluebird has a reasonable need for such originals) in the possession or control of 2seventy or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of bluebird or any of its Subsidiaries; provided that, to the extent any originals are delivered to bluebird pursuant to this Agreement, a Shared Contract or the Ancillary Agreements, bluebird shall, at its own expense, return them to 2seventy within a reasonable time after the need to retain such originals has ceased; and provided further that, in the event that 2seventy, in its sole and absolute discretion, determines that any such access or the provision of any such information (including information requested under Section 7.2) would violate any Law or Contract with a Third Party or waive any Privilege, 2seventy shall not be obligated to provide such information requested by bluebird (provided that 2seventy shall use commercially reasonable efforts to permit compliance with its obligations under this Section 7.3 in a manner that avoids any such consequence). Notwithstanding the foregoing, 2seventy shall not be obligated to provide any requested information pursuant to clause (iii) or (iv) above following the date that is the fifth anniversary of the Distribution Date (or such later time or times as the Parties may agree).
(c)    In connection with the provision of information under this Section 7.3, the providing Party shall be entitled to redact any portion of the information to the extent related to any matter other than the receiving Party’s business. Each of bluebird and 2seventy agree to make their respective personnel available during regular business hours to discuss the information exchanged pursuant to this Section 7.3.
Section 7.4    Witness Services; Cooperation. At all times from and after the Distribution Effective Time, each of bluebird and 2seventy shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and

(ii) there is no conflict in the Action between the requesting Party and the other Party. Notwithstanding any provisions of Article VII to the contrary, after the Distribution Effective Time, each Party shall use commercially reasonable efforts to assist (or cause the other members of its Group to assist) the other with respect to any Action or potential Action upon the request of such other Party; provided that any such expenses incurred in connection therewith shall be at such other Party’s sole expense.
Section 7.5    Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing information, access to information or services to the other Party pursuant to this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred and properly paid under applicable Law in providing such information, access to such information or services.
Section 7.6    Confidentiality.
(a)    Except as otherwise provided herein, in any Ancillary Agreement, or in any Contract between a Party or its Subsidiaries, on the one hand, and their respective employees, on the other hand, each of bluebird and 2seventy shall hold, and shall cause the other members of their respective Groups and their respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to bluebird’s Confidential Information pursuant to policies and procedures in effect as of the Distribution Effective Time, and not disclose or release, or permit to be disclosed or released, all Confidential Information of the other Party that is either in the first Party’s possession (including Confidential Information in its possession prior to the Distribution Effective Time) or furnished by the other Party or any member of its Group or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder or under any Ancillary Agreement. If any Confidential Information is disclosed to any member of the other Party’s Group in connection with providing services to any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed Confidential Information shall be used by the applicable member of such other Party’s Group only as required to provide such services.
(b)    Notwithstanding anything to the contrary in this Section 7.6, each Party may disclose, or may permit disclosure of, the other Party’s Confidential Information: (i) to its Representatives who have a need to know such information for non-commercial purposes and are informed of the obligation to hold such information confidential and in respect of whose failure to comply with such obligations, the first Party will be responsible or (ii) if any Party or any other member of its Group is required or requested to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with an Action brought by a Governmental Entity that it is advisable to do so. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party pursuant to clause (ii) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such requirement or request and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party (at the expense of the other Party) will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.
(c)    Each of bluebird and 2seventy shall inform their respective Representatives who have or have access to the other Party’s Confidential Information of their obligation to hold such information confidential in accordance with the provisions of this Agreement.
(d)    Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party shall, at its option and as promptly as practicable after receiving a written request from the other Party, either (i) return to such other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or (ii) certify to such other Party that the first Party has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that such first Party’s Representatives may retain one (1) copy of such information to the extent required by applicable Law or professional standards, and shall not be required to destroy any such information located in back-up, archival electronic storage; and provided further, that any such information so retained shall remain subject to the confidentiality and non-use provisions of this Agreement or any Ancillary Agreement.
(e)    Each Party acknowledges that it and its respective Subsidiaries may presently have and, following the Distribution Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party (or another member of its Group), on the other hand, prior to the Distribution Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party (or another member of its Group) and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the other members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Distribution Effective Time or affirmative commitments or representations that were made before the Distribution Effective Time by, between or among the other Party (or other member(s) of its Group), on the one hand, and such Third Parties, on the other hand.
(f)    For the avoidance of doubt and notwithstanding any other provision of this Section 7.6, (i) the sharing of Privileged Information shall be governed solely by Section 7.7, and (ii) information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.
Section 7.7    Privilege Matters.
(a)    The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Effective Time have been and will be rendered for the benefit of bluebird and its Subsidiaries, including, as applicable, the members of the 2seventy Group. Accordingly, with respect to such pre-Distribution services, the Parties agree as follows:
(i)    (A) bluebird shall be entitled, in perpetuity, to control the assertion or waiver of Privilege in connection with any Privileged Information that relates solely to the Severe Genetic Disease Business, whether or not the Privileged Information is in the possession or under the control of a member of the bluebird Group or the 2seventy Group and (B) bluebird shall also be entitled, in perpetuity, to control the assertion or waiver of Privilege in connection with any Privileged Information that relates solely to any bluebird Retained Liabilities, whether or not the Privileged Information is in the possession or under the control of a member of the bluebird Group or the 2seventy Group;
(ii)    (A) 2seventy shall be entitled, in perpetuity, to control the assertion or waiver of Privilege in connection with any Privileged Information that relates solely to the Oncology Business, whether or not the Privileged Information is in the possession or under the control of a member of the 2seventy Group or the bluebird Group and (B) 2seventy shall also be entitled, in perpetuity, to control the assertion or waiver of Privilege in connection with any Privileged Information that relates solely to any 2seventy Liabilities, whether or not the

Privileged Information is in the possession or under the control of a member of the 2seventy Group or the bluebird Group;
(iii)    If bluebird and 2seventy in good faith do not agree as to whether certain information is Privileged Information, or whether certain Privileged Information is subject to Section 7.7(a)(i) or Section 7.7(a)(ii), then the information shall be treated as Shared Privileged Information subject to Section 7.7(b);
(iv)    2seventy agrees that it shall not (and shall cause the members of its Group not to) waive, or allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which bluebird (or any member of its Group) may have a Privilege, without the written consent of bluebird; and
(v)    bluebird agrees that it shall not (and shall cause the members of its Group not to) waive, or allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which 2seventy (or any member of its Group) may have a Privilege, without the written consent of 2seventy.
(b)    The Parties agree that they shall have an equal right with respect to all Privileges related to legal and other professional services that have been and will be provided prior to the Distribution Effective Time not allocated pursuant to Section 7.7(a). With respect to such pre-Distribution services and related Privileged Information (“Shared Privileged Information”), the Parties agree as follows:
(i)    Shared Privileged Information shall be subject to a shared Privilege among such Parties involved, or having an interest, in the claims, proceedings, litigation, disputes or other matters at issue;
(ii)    No Party may (or cause or permit any member of its Group to) waive, or allege or purport to waive, any Privilege which could be asserted under any applicable Law with respect to Shared Privileged Information, without the written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed;
(iii)    If a dispute arises between or among the Parties or their respective Group members regarding whether a Privilege should be waived to protect or advance the interest of any Party (or members of its Group) with respect to Shared Privileged Information, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party and members of its Group, and shall not unreasonably withhold consent to any request for waiver by the other Party, and each Party specifically agrees that it shall not withhold consent to waive for any purpose except in good faith to protect the legitimate interests of its Group; and

(iv)    If, within fifteen (15) Business Days of a Party’s providing a written request to the other Party to waive a Privilege over Shared Privileged Information, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether the Privilege should be waived with respect to such Shared Privileged Information, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance the legitimate interests of its Group, the requesting Party shall provide the objecting Party fifteen (15) Business Days’ written notice prior to effecting such waiver. Each Party specifically agrees that failure within fifteen (15) Business Days of receipt of such notice to commence proceedings to enjoin such waiver or seek related relief, pursuant to Section 8.2(d) and under applicable Law, shall be deemed full and effective consent to such waiver. In the event proceedings are commenced as described above, the Parties agree that any such Privilege shall not be waived by either Party until the final determination of such dispute.
(c)    The Parties agree that Shared Privileged Information shall continue to be held subject to Privilege from disclosure to Third Parties even if adversity of interest may subsequently be discerned or arise between Parties or their respective Group members. Further, in the event a Party or any member of its Group becomes adverse to the other Party or any member of its Group, each Party agrees that it shall not (and shall not cause or permit any member of its Group to) seek to disqualify any law firms who have or have had access to Shared Privileged Information from continuing to represent members of the other Party’s Group, as applicable, solely by having, or having had access to such Shared Privileged Information.
(d)    Nothing in this Section 7.7 shall be construed or interpreted to restrict the right or authority of the Parties to enter into any further written agreement concerning Privileged Information.
(e)    The transfer of all information pursuant to this Agreement is made in reliance on the agreement of bluebird or 2seventy as set forth in Section 7.6 and this Section 7.7, to maintain the confidentiality of Privileged Information, and to assert and maintain any applicable Privilege according to the terms of this Section 7.7. The access to information being granted pursuant to Section 7.2 and Section 7.3, the agreement to provide witnesses and individuals pursuant to Section 7.4, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.4 and the transfer of Privileged Information between the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.
Section 7.8    Conflicts Waiver. Each of the Parties acknowledges, on behalf of itself and each other member of its Group, notwithstanding anything to the contrary contained herein, that each of bluebird and 2seventy has retained Goodwin Procter LLP (collectively, the “Known Counsel”) to act as its counsel in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.  Following the Separation, it is expected that bluebird will retain new counsel and that 2seventy will continue to retain Known Counsel in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.  bluebird hereby agrees on behalf of itself and each member of its Group that Known Counsel may continue to represent any member of the 2seventy Group with respect to such matters.  bluebird further agrees on behalf of itself and each member of its Group that, notwithstanding anything to the contrary contained herein, in the event that a dispute arises between or among (x) any member of the 2seventy Group, any 2seventy Indemnitee or any of their respective Affiliates, on the one hand, and (y) any member of the bluebird Group, any bluebird Indemnitee or any of their respective Affiliates, on the other hand, any Known Counsel may represent any member of the 2seventy Group, any 2seventy Indemnitee or any of their respective Affiliates in such dispute even though the interests of such Person may be directly adverse to any Person described in clause (y), and even though such Known Counsel may have represented a Person described in clause (y), in a matter substantially related to such dispute, or may be handling ongoing matters for a Person described in clause (y), and bluebird hereby waives, on behalf of itself and each other Person described in clause (y), as applicable, any conflict of interest in connection with such representation by such Known Counsel. Each of bluebird and 2seventy, on behalf of itself and each other member of its Group, agrees to take, and to cause their respective then-Affiliates to take, all steps necessary to implement the intent of this Section 7.8. Each of bluebird and 2seventy, on behalf of itself and each other member of its Group, further agrees that each Known Counsel and its respective partners and employees are third party beneficiaries of this Section 7.8.
Section 7.9    Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such information, whether by implication, estoppel or otherwise.
Section 7.10    Other Agreements. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.
ARTICLE VIII
DISPUTE RESOLUTION
Section 8.1    Negotiation. A Party seeking resolution of (i) a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, including any Action based on contract, tort, statute or constitution, or (ii) a claim with respect to the inadvertent transfer or omission of an Asset or Liability as contemplated by the definition of “bluebird Retained Asset”, “bluebird Retained Liability”, “2seventy Asset” or “2seventy Liability”, respectively (collectively, “Disputes”), shall provide written notice of such Dispute to the other Party, specifying the terms of such Dispute in reasonable detail (“Dispute Notice”). The appropriate executives of the Parties who have authority to settle the Dispute (or such other individuals designated by the respective executives) shall attempt to resolve the Dispute through good faith negotiation for a reasonable period of time; provided that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed thirty (30) days from the time of receipt by a Party of the Dispute Notice. If the Dispute has not been resolved within fifteen (15) days after receipt of the Dispute Notice, the respective Chief Executive Officers or their respective designees (with full settlement authority) of bluebird and 2seventy shall meet in person (or where necessary, by phone) at a mutually acceptable time and, if applicable, place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute. Any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved pursuant to this Article VIII.
Section 8.2    Arbitration.
(a)    Claims. Any Dispute that is not resolved pursuant to Section 8.1 within thirty (30) days after receipt of a Dispute Notice shall be resolved by final and binding arbitration before a panel of three (3) arbitrators with relevant industry experience (the “Arbitrators”). One (1) Arbitrator shall be chosen by bluebird and one (1) Arbitrator shall be chosen by 2seventy within forty-five (45) of receipt of a Dispute Notice. The third (3rd) Arbitrator shall be chosen by mutual agreement of the Arbitrator chosen by bluebird and the Arbitrator chosen by 2seventy within fifteen (15) days of the date that the last of such Arbitrators was appointed. The arbitration shall be administered by the International Chamber of Commerce (the “Administrator”) in accordance with its then existing arbitrator rules or procedures regarding commercial or business disputes. The arbitration shall be held in Boston, Massachusetts. The Arbitrators shall be instructed by the Parties to complete the arbitration within ninety (90) days after selection of the third (3rd) Arbitrator, subject to extension by written agreement executed by both Parties.
(b)    Arbitrators’ Award. The Arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final, binding, conclusive and non-appealable, and judgment may be entered upon it in accordance with the Laws of the State of Delaware or any other court of competent jurisdiction.

The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or the Ancillary Agreements; provided, however, that the limitations described in the foregoing clauses (i) and (ii) shall not apply if such damages are statutorily imposed.
(c)    Costs. Each Party shall bear its own attorney’s fees, costs and disbursements arising out of the arbitration and the costs of the Arbitrator selected by it, and shall pay an equal share of the fees and costs of the third (3rd) Arbitrator; provided, however, that the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrators.
(d)    Injunctive or Other Equity Relief. Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding; provided, however, that any other relief not expressly permitted under this Section 8.2(d) must be pursued in accordance with Section 8.2(a), with all remedies being cumulative to the extent allowed by applicable Law. The Parties further agree that irreparable harm would occur, and thus need not be established, in an action to enforce the confidentiality obligations of Section 7.6 or to resolve a privilege dispute under Section 7.7(b)(iv), and that such action may be brought pursuant to this Section 8.2(d). The Parties further agree that any action brought under this Section 8.2(d) shall be brought exclusively in the courts within the State of Delaware set forth in Section 10.16, and that such courts shall have personal jurisdiction over the Parties in such action.
Section 8.3    Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement, any Shared Contract and each Ancillary Agreement during a Dispute with respect to all matters not subject to such Dispute.
ARTICLE IX
INSURANCE MATTERS
Section 9.1    Rights to bluebird Policies.
(a)    2seventy acknowledges and agrees that, from and after the Distribution Effective Time, except as expressly provided in this Agreement or any Ancillary Agreement, neither 2seventy nor any member of the 2seventy Group shall have any rights to or under any Policies of bluebird, other than any insurance Policies acquired prior to the Distribution Effective

Time, including any renewal or tail period thereof, directly by and in the name of 2seventy or a member of the 2seventy Group or as expressly provided in Section 6.5 or this Article IX. For the avoidance of doubt, 2seventy acknowledges and agrees that the 2seventy Group and not any member of the bluebird Group shall be responsible for establishing any and all insurance programs covering the 2seventy Group for its activities after the Distribution Effective Time as may be required to comply with the 2seventy Group’s contractual obligations and such other insurance Policies required by Law or as necessary or appropriate to operate the Oncology Business, including with respect to general liability, product liability, workers’ compensation, directors’ and officers’ liability and fiduciary liability.
(b)    The Parties acknowledge that, as of the Distribution Date, bluebird’s director and officer liability insurance policies will continue to provide insurance coverage for directors and officers of 2seventy who served as directors or officers of bluebird or any of its Subsidiaries prior to the Distribution Effective Time, but such coverage shall only extend to acts occurring prior to the Distribution Effective Time that would have been covered by bluebird’s director and officer liability insurance policy if such individual remained a director or officer of bluebird. Such coverage shall also extend to employees with respect to securities law claims only. bluebird agrees not to terminate or amend this coverage in a manner materially adverse to these individuals.
(c)    This Agreement shall not be considered as an attempted assignment of any insurance Policy or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the bluebird Group in respect of any of the bluebird insurance Policies and programs or any other contract or policy of insurance. Except as set forth in Section 9.1(b), the bluebird Group may, at any time, without liability or obligation to any member of the 2seventy Group, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any insurance Policies (and claims of the 2seventy Group pursuant to this Article IX shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications).
(d)    No member of the bluebird Group shall have any obligation to secure extended reporting for any claims under any of the bluebird Group’s claims-made or occurrence-reported liability policies for any acts or omissions by any member of the 2seventy Group occurring prior to the Distribution Effective Time.
Section 9.2    Claims. Nothing in this Article IX will be construed to limit or otherwise alter in any way the indemnity obligations of the Parties, including (i) with respect to the 2seventy Group, 2seventy Liabilities, (ii) with respect to the bluebird Group, bluebird Retained Liabilities and (iii) those created by this Agreement, by operation of law or otherwise. The Parties acknowledge that bluebird has used its commercially reasonable efforts to structure its director and officer insurance Policies consistent with such indemnity obligations.

ARTICLE X
MISCELLANEOUS
Section 10.1    Complete Agreement; Construction; Enforceability.
(a)    This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail unless the relevant term or provision in the body of this Agreement expressly provides that the term or provision in it is to take precedence over the term or provision in the Schedule. In the event and to the extent that there shall be a conflict or inconsistency between the provisions of this Agreement and the provisions of any Ancillary Agreement, this Agreement shall control (except with respect to the Tax Matters Agreement, the IP License Agreement and the Employee Matters Agreement, in which case such Ancillary Agreement shall control). Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters to the extent relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.
(b)    bluebird represents on behalf of itself and each other member of the bluebird Group, and 2seventy represents on behalf of itself and each other member of the 2seventy Group, as follows:
(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and
(ii)    this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with its terms.
Section 10.2    Transaction Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the other Transaction Agreements.

Section 10.3    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 10.4    Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties (including the representations and warranties of the Parties set forth in Section 10.1 hereof) contained in this Agreement and each Ancillary Agreement shall survive the Distribution Effective Time and remain in full force and effect in accordance with their applicable terms.
Section 10.5    Fees, Costs and Expenses.
(a)    Except as otherwise agreed to in writing by the Parties, all out-of-pocket fees, costs and expenses incurred at or prior to the Distribution Effective Time in connection with, and as required by, the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Distribution Disclosure Documents and the consummation of the transactions contemplated hereby and thereby, including the Separation, shall be borne and paid by bluebird.
(b)    Except as otherwise expressly provided in this Agreement (including this Section 10.5) or any Ancillary Agreement, as otherwise agreed to in writing by the Parties, each Party shall bear its own out-of-pocket fees, costs and expenses incurred or accrued after the Distribution Effective Time; provided, however, that, except as otherwise expressly provided in this Agreement, any fees, costs and expenses incurred in obtaining any Consents or novation from a Third Party in connection with the Transfer to or Assumption by a Party or its Subsidiary of any Assets or Liabilities in connection with the Separation shall be borne by the Party or its Subsidiary to which such Assets are being Transferred or which is Assuming such Liabilities; and provided further that bluebird shall bear the expense of all recordation of Intellectual Property Transferred at or prior to the Distribution Effective Time pursuant to this Agreement, whether such recordation occurs prior to or after the Distribution Effective Time.
(c)    With respect to any post-Distribution expenses incurred pursuant to a request for further assurances granted under Section 2.7, the Parties agree that any and all fees, costs and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any Third Party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party.
(d)    Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses.
Section 10.6    Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or email with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

To bluebird:

bluebird bio, Inc.
60 Binney Street
Cambridge, MA 02142
Attn: General Counsel
Facsimile:
Email:

To 2seventy:

2seventy bio, Inc.
60 Binney Street
Cambridge, MA 02142
Attn: General Counsel
Facsimile:
Email:
Section 10.7    Waivers. The delay or failure of either Party to exercise or enforce any of its rights under this Agreement will not constitute, or be deemed to be, a waiver of those rights, nor will any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other right. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party against which it is being enforced.
Section 10.8    Assignment. No Party may assign any rights or delegate any obligations arising under this Agreement, in whole or in part, directly or indirectly, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), and any attempt to so assign any rights or delegate any obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, no such consent shall be required for any such assignment or delegation (i) with respect to bluebird, to a Subsidiary of bluebird (so long as such Subsidiary remains a Subsidiary of bluebird), (ii) with respect to 2seventy, to a Subsidiary of 2seventy (so long as such Subsidiary remains a Subsidiary of 2seventy) or (iii) to a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the assigning Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the non-assigning Party; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 10.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
Section 10.9    Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (whether by merger, acquisition of assets or otherwise) and permitted assigns.
Section 10.10    Termination and Amendment. This Agreement (including Article VI hereof) may be terminated, modified or amended, and the Distribution may be amended, modified or abandoned, at any time prior to the Distribution Effective Time by and in the sole and absolute discretion of bluebird without the approval of 2seventy or the stockholders of bluebird. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person by reason of such termination. After the Distribution Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by bluebird and 2seventy.
Section 10.11    Payment Terms.
(a)    Except as set forth in Article VI or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group) to the other Party (and/or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
(b)    Except as set forth in Article VI or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.
(c)    Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either bluebird or 2seventy under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 p.m., Eastern time, on the day before the relevant date, or in The Wall Street Journal, Eastern Edition, on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date notice of the claim is given to the Indemnifying Party.
Section 10.12    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at or after the Distribution Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.
Section 10.13    Third Party Beneficiaries. Except (i) as provided in Article VI relating to Indemnitees and for the releases under Section 6.1 of any Person as provided therein and (ii) as specifically provided in Section 7.8 hereof or in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon any Person other than the Parties any remedy, claim, liability, reimbursement, cause of Action or other right beyond any that exist without reference to this Agreement.
Section 10.14    Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 10.15    Schedules.
(a)    The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
(b)    Subject to the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), each Party shall be entitled to update the Schedules from and after the date hereof until the Distribution Effective Time.

Section 10.16    Governing Law. This Agreement will be governed by, construed and interpreted in accordance with the Laws of the State of Delaware, without reference to principles of conflicts of Laws. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court or the federal court sitting in the State of Delaware) over any and all claims, disputes, controversies or disagreements between the Parties under or related to this Agreement or any of the transactions contemplated hereby, including their execution, performance or enforcement, whether in contract, tort or otherwise. Each of the Parties hereby agrees that it shall not assert, and shall hereby waive, any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument.
Section 10.17    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 10.18    Public Announcements. From and after the Distribution Effective Time, bluebird and 2seventy shall consult with each other before issuing, and each shall give the other the opportunity to review and comment upon, that portion of any press release or other public statement, including a statement made to its investors, that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (b) for disclosures made that are substantially identical to disclosure contained in any Distribution Disclosure Document or any prior written public statement not made in violation of this Section 10.18; or (c) with respect to a Party, for disclosure concerning the ordinary course operation of such Party’s business (other than any Dispute), notwithstanding that the disclosure may relate to arrangements under the Transition Services Agreements (including the exhibits and schedules thereto).
Section 10.19    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
Section 10.20    No Duplication; No Double Recovery. Nothing in this Agreement or any Ancillary Agreement is intended to confer to or impose upon any Party a duplicative right,

entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of Section 6.2, Section 6.3, Section 6.4, Section 6.5 and Section 6.6).
Section 10.21    No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between bluebird and 2seventy and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any Third Party.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BLUEBIRD BIO, INC.

By:	/s/ Andrew Obenshain
Name:	Andrew Obenshain

Title:	President, Severe Genetic Diseases

2SEVENTY BIO INC.

By:	/s/ Nick Leschly
Name:	Nick Leschly

Title:	President

[Signature Page to Separation Agreement]